Exhibit 2.2

IN THE UNITED STATES BANKRUPTCY COURT
FOR THE DISTRICT OF DELAWARE

In re HOSPITALITY INVESTORS TRUST, INC., et al.,[1] Debtors.	Chapter 11 Case No. 21-10831 (CTG) (Jointly Administered)

JOINT PREPACKAGED
CHAPTER 11 PLAN FOR HOSPITALITY INVESTORS TRUST, INC., AND HOSPITALITY INVESTORS TRUST OPERATING PARTNERSHIP, L.P.

PROSKAUER ROSE LLP

Jeff J. Marwil (admitted pro hac vice)

Paul V. Possinger (admitted pro hac vice)

Jordan E. Sazant (DE Bar No. 6515)

70 West Madison, Suite 3800

Chicago, IL 60602

Telephone: (312) 962-3550

Facsimile: (312) 962-3551

PROSKAUER ROSE LLP

Joshua A. Esses (admitted pro hac vice)

Eleven Times Square

New York, NY 10036

Telephone: (212) 969-3000

Facsimile: (212) 969-2900

POTTER ANDERSON & CORROON LLP

Jeremy W. Ryan (DE Bar No. 4057)

R. Stephen McNeill (DE Bar No. 5210)
1313 North Market Street
Wilmington, DE 19801
Telephone: (302) 984-6000
Facsimile: (302) 658-1192

Attorneys for Debtors and Debtors in Possession

Attorneys for Debtors and Debtors in Possession	Dated: June 14, 2021 Wilmington, Delaware

1        The Debtors in these chapter 11 cases, along with the last four digits of each Debtor’s federal tax identification number, are: Hospitality Investors Trust, Inc. (3668); and Hospitality Investors Trust Operating Partnership, L.P. (0136). The Debtors’ executive offices are located at Park Avenue Tower, 65 East 55th Street, Suite 801, New York, NY 10022.

TABLE OF CONTENTS

Page

ARTICLE I. DEFINITIONS AND INTERPRETATION	2

ARTICLE II. CERTAIN INTER-CREDITOR AND INTER-DEBTOR ISSUES	14

2.1.	Settlement of Certain Inter-Creditor Issues	14
2.2.	Intercompany Claims and Intercompany Interests	14

ARTICLE III. DIP CLAIMS, ADMINISTRATIVE EXPENSE CLAIMS, PROFESSIONAL FEE CLAIMS, AND U.S. TRUSTEE FEES	15

3.1.	DIP Claims	15
3.2.	Administrative Expense Claims	15
3.3.	Professional Fee Claims	16
3.4.	U.S. Trustee Fees	17

ARTICLE IV. CLASSIFICATION OF CLAIMS AND INTERESTS	17

4.1.	Classification of Claims and Interests	17
4.2.	Unimpaired Classes of Claims and Interests	18
4.3.	Impaired Classes of Claims and Interests	18
4.4.	Separate Classification of Secured Claims	18

ARTICLE V. TREATMENT OF CLAIMS AND INTERESTS	18

5.1.	Secured Claims (Class 1)	18
5.2.	Unsecured Priority Claims (Class 2)	19
5.3.	General Unsecured Claims (Class 3)	19
5.4.	Intercompany Claims (Class 4)	19
5.5.	Existing Preferred Equity Interests (Class 5)	20
5.6.	Existing HIT Common Equity Interests (Class 6)	20
5.7.	Intercompany Interests (Class 7)	21

ARTICLE VI. ACCEPTANCE OR REJECTION OF THE PLAN; EFFECT OF REJECTION BY ONE OR MORE CLASSES OF CLAIMS OR INTERESTS	21

6.1.	Class Acceptance Requirement	21
6.2.	Tabulation of Votes on a Non-Consolidated Basis	21

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6.3.	Confirmation Pursuant to Section 1129(b) of the Bankruptcy Code or “Cramdown.”	21
6.4.	Confirmation of All Cases	22

ARTICLE VII. MEANS FOR IMPLEMENTATION	22

7.1.	Non-Substantive Consolidation	22
7.2.	Continued Corporate Existence, Vesting of Assets in the Reorganized Debtors, and Assumption of the Indemnification Agreements	22
7.3.	Compromise of Controversies	23
7.4.	Sources of Cash for Plan Distribution	23
7.5.	Restructuring Expenses	23
7.6.	Corporate Action	24
7.7.	Exit Facility	25
7.8.	Authorization and Issuance of New HIT Common Equity Interests	25
7.9.	Exemption from Registration	25
7.10.	Cancellation of Existing Securities and Agreements	26
7.11.	Officers and Board of Directors	27
7.12.	Restructuring Transactions	27
7.13.	Employee Matters	28
7.14.	Release of Avoidance Actions	29
7.15.	Closing of Chapter 11 Cases	29
7.16.	Notice of Effective Date	29
7.17.	Corporate and Other Action	29
7.18.	Approval of Plan Documents	30

ARTICLE VIII. CVR DISTRIBUTIONS AND RELATED MATTERS	30

8.1.	CVR Payments	30
8.2.	Maturity Date of CVRs	31
8.3.	Securities Law Considerations	31
8.4.	Certain Covenants	31
8.5.	Reporting	31
8.6.	Inconsistency Between Plan and CVR Agreement	32

ARTICLE IX. DISTRIBUTIONS	32

9.1.	Plan Distributions Generally	32
9.2.	Distribution Record Date	32

9.3.	Date of Plan Distributions	32
9.4.	Disbursing Agent	32
9.5.	Rights and Powers of Disbursing Agent	33
9.6.	Expenses of Disbursing Agent	33
9.7.	Delivery of Plan Distributions	33
9.8.	Proofs of Claim; Disputed Claims Process	33
9.9.	Postpetition Interest	34
9.10.	Unclaimed Property	34
9.11.	Time Bar to Cash Payments	34
9.12.	Manner of Payment under Plan	35
9.13.	Satisfaction of Claims	35
9.14.	Setoffs	35
9.15.	Withholding and Reporting Requirements	35

ARTICLE X. EXECUTORY CONTRACTS AND UNEXPIRED LEASES	36

10.1.	General Treatment; Assumption and Rejection of Executory Contracts or Unexpired Leases	36
10.2.	Cure of Defaults for Assumed Executory Contracts and Unexpired Leases	37
10.3.	Rejection of Executory Contracts or Unexpired Leases	38
10.4.	Survival of the Debtors’ Indemnification Obligations and Guarantees	38
10.5.	Severance Contracts and Programs	39
10.6.	Insurance Policies	39
10.7.	Intellectual Property Licenses and Agreements	39
10.8.	Modifications, Amendments, Supplements, Restatements, or Other Agreements	40
10.9.	Reservation of Rights	40

ARTICLE XI. CONDITIONS PRECEDENT TO CONSUMMATION OF THE PLAN	40

11.1.	Conditions Precedent to Effective Date	40
11.2.	Waiver of Conditions Precedent	41
11.3.	Effect of Failure of a Condition	42

ARTICLE XII. EFFECT OF CONFIRMATION OF PLAN	42

12.1.	Vesting of Assets	42
12.2.	Binding Effect	42
12.3.	Deemed Consent to Change of Control of Debtors	43

12.4.	Discharge of Claims and Termination of Interests	43
12.5.	Term of Injunctions or Stays	43
12.6.	Injunction	43
12.7.	Releases	44
12.8.	Ipso Facto and Similar Provisions Ineffective	49
12.9.	No Successor Liability	50

ARTICLE XIII. RETENTION OF JURISDICTION	50

13.1.	Retention of Jurisdiction	50
13.2.	Courts of Competent Jurisdiction	52

ARTICLE XIV. MISCELLANEOUS PROVISIONS	52

14.1.	Payment of Statutory Fees	52
14.2.	Substantial Consummation of the Plan	53
14.3.	Expedited Determination of Taxes	53
14.4.	Exemption from Certain Transfer Taxes	53
14.5.	Amendments	53
14.6.	Effectuating Documents and Further Transactions	54
14.7.	Revocation or Withdrawal of Plan	54
14.8.	Severability of Plan Provisions	55
14.9.	Governing Law	55
14.10.	Time	55
14.11.	Dates of Actions to Implement the Plan	55
14.12.	Immediate Binding Effect	55
14.13.	Deemed Acts	56
14.14.	Successor and Assigns	56
14.15.	Entire Agreement	56
14.16.	Exhibits to Plan	56
14.17.	Reservation of Rights	56
14.18.	Plan Supplement	56
14.19.	Waiver or Estoppel	57
14.20.	Notices	57

ARTICLE XV. CONCLUSION AND RECOMMENDATION	59

INTRODUCTION2

Hospitality Investors Trust, Inc., a Maryland corporation, and Hospitality Investors Trust Operating Partnership, L.P., a Delaware limited partnership, hereby propose the following chapter 11 plan under section 1121(c) of the Bankruptcy Code for the resolution of the outstanding claims against, and equity interests in, the Debtors.

After extensive deliberation, the Debtors determined in their business judgment to commence pre-packaged chapter 11 proceedings pursuant to a restructuring support agreement with the Plan Sponsor that allows the Debtors to rationalize their capital structure and provide a sustainable path forward for the Debtors’ business.

The Plan reflects the agreement reached among the Debtors and the Plan Sponsor, as set forth in the Restructuring Support Agreement (attached to the Disclosure Statement), to reorganize via a consensual transaction that will provide for the Debtors’ emergence from these chapter 11 proceedings under new ownership by the Plan Sponsor. The Debtors believe that the financial restructuring and the other transactions reflected in the Plan will strengthen the Reorganized Debtors’ balance sheet and put them in position to maximize value for all stakeholders.

The Debtors are the proponents of the Plan within the meaning of section 1129 of the Bankruptcy Code. Reference is made to the Disclosure Statement (distributed contemporaneously herewith) for a discussion of the Debtors’ history, businesses, properties, projections, the events leading up to solicitation of the Plan, and for a summary and analysis of the Plan and the treatment provided for herein. The Debtors urge all holders of Existing Preferred Equity Interests entitled to vote on the Plan to review the Disclosure Statement and the Plan in full before voting to accept or reject the Plan. There also are other agreements and documents that will be filed with the Bankruptcy Court after commencement of the Chapter 11 Cases that are referenced in the Plan and the Plan Supplement as exhibits. All such exhibits will be incorporated into and are a part of the Plan as if set forth in full herein. Subject to certain restrictions set forth in the Plan, and the requirements set forth in section 1127 of the Bankruptcy Code, Bankruptcy Rule 3019, and Sections 14.5 and 14.7 of the Plan, the Debtors reserve the right to amend, supplement, amend and restate, modify, revoke, or withdraw the Plan prior to the Effective Date.

The Chapter 11 Cases will be consolidated for procedural purposes only and the Debtors will request that they be jointly administered pursuant to an order of the Bankruptcy Court. The Plan constitutes a separate plan of reorganization for each of the Debtors and, notwithstanding anything herein, the Plan may be confirmed and consummated as to each Debtor separate from, and independent of, confirmation and consummation of the Plan as to any other Debtor. If the Plan cannot be confirmed as to one or both of the Debtors, then the Debtors, with the consent of the Plan Sponsor, (a) may revoke the Plan as to all of the Debtors or (b) may revoke the Plan as to one of the Debtors (and any such Debtor’s Chapter 11 Case may be converted, continued, or dismissed) and confirm the Plan as to the remaining Debtor to the extent required without the need for re-solicitation as to any holder of a Claim against or Interest in the Debtors for which the Plan is not so revoked. The Debtors also reserve the right to seek confirmation of the Plan pursuant to the “cram down” provisions contained in section 1129(b) of the Bankruptcy Code with respect to any non-accepting Class.

2        All capitalized terms used but not defined herein have the meanings set forth in Article I.

ARTICLE I.
DEFINITIONS AND INTERPRETATION

A.	Definitions.

The following terms shall have the meanings set forth below (such meanings to be equally applicable to both the singular and plural):

1.1            “Administrative Expense Claim” means any right to payment constituting a cost or expense of administration of the Chapter 11 Cases of the kind specified in section 503(b) of the Bankruptcy Code and entitled to priority pursuant to sections 328, 330, 363, 364(c)(1), 365, 503(b), 507(a)(2), 507(b), or 1114(e)(2) of the Bankruptcy Code (other than a DIP Claim, Professional Fee Claim, or a claim for fees arising under 28 U.S.C. § 1930) incurred during the period from the Petition Date to the Effective Date, including: (a) any actual and necessary costs and expenses of preserving the Estates, any actual and necessary costs and expenses of operating the Debtors’ business, and any indebtedness or obligations incurred or assumed by the Debtors during the Chapter 11 Cases; and (b) any payment to be made under this Plan to cure a default under an assumed, or assumed and assigned, Executory Contract or Unexpired Lease.

1.2            “Allowed” means, with respect to a Claim or Interest under this Plan, a Claim or Interest that is an Allowed Claim, Allowed Interest, Allowed _______ Claim, or Allowed _______ Interest.

1.3            “Allowed Claim”, “Allowed Interest”, “Allowed _______ Claim” (with respect to a specific type of Claim), or “Allowed _______ Interest” (with respect to a specific type of Interest) means, with respect to a Claim or Interest under this Plan: (a) any Claim or Interest (or a portion thereof) as to which no action to dispute, disallow, deny, equitably subordinate, or otherwise limit recovery with respect thereto, or alter the priority thereof (including a claim objection), has been timely commenced within the applicable period of limitation fixed by this Plan or applicable law, or, if an action to dispute, disallow, deny, equitably subordinate, or otherwise limit recovery with respect thereto, or alter priority thereof, has been timely commenced, to the extent such Claim or Interest has been allowed (whether in whole or in part) by a Final Order of a court of competent jurisdiction with respect to the subject matter; or (b) any Claim or Interest or portion thereof that is allowed (i) in any contract, instrument, or other agreement entered into in connection with the Plan, (ii) pursuant to the terms of the Plan, (iii) by Final Order of the Bankruptcy Court, or (iv) with respect to an Administrative Expense Claim only (x) that was incurred by the Debtors in the ordinary course of business during the Chapter 11 Cases to the extent due and owing without defense, offset, recoupment, or counterclaim of any kind, and (y) that is not otherwise Disputed. For the avoidance of doubt, except as specified under Section 10.3 herein with respect to rejection damage Claims, no holders of Claims or Interests are required to file a Proof of Claim or proof of Interest (or move the Bankruptcy Court for allowance) to be an Allowed Claim or Allowed Interest, as applicable, under the Plan.

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1.4            “Amended Constituent Documents” means, on or after the Effective Date, collectively, the amended and restated by-laws, Limited Partnership Agreement, or similar governing documents and the amended and restated certificates of incorporation, certificate of limited partnership, or other formation documents of the Debtors, each in form and substance reasonably acceptable to the Debtors and the Plan Sponsor. Forms of the Amended Constituent Documents shall be filed as part of the Plan Supplement.

1.5            “Avoidance Actions” means any and all avoidance, recovery, subordination or other claims, actions or remedies that may be brought by or on behalf of the Debtors or their Estates or other authorized parties in interest under the Bankruptcy Code or applicable non-bankruptcy law, including actions or remedies under sections 502, 510, 542, 544, 545, and 547 through and including 553 of the Bankruptcy Code.

1.6            “Ballot” means the form distributed prior to the Petition Date to holders of Impaired Interests entitled to vote on the Plan to indicate their acceptance or rejection of the Plan and approved by the Bankruptcy Court pursuant to the Confirmation Order.

1.7            “Bankruptcy Code” means title 11 of the United States Code, as amended from time to time, as applicable to the Chapter 11 Cases.

1.8            “Bankruptcy Court” means the United States Bankruptcy Court for the District of Delaware, or any other court exercising competent jurisdiction over the Chapter 11 Cases or any proceeding therein.

1.9            “Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure, as promulgated by the Supreme Court of the United States under section 2075 of title 28 of the United States Code, as amended from time to time, as applicable to the Chapter 11 Cases, and any local rules of the Bankruptcy Court.

1.10            “Brookfield Investor” means, collectively, Brookfield Strategic Real Estate Partners II Hospitality REIT II LLC and its successors and permitted assigns.

1.11            “Business Day” means any day other than a Saturday, Sunday, or a “legal holiday,” as defined in Bankruptcy Rule 9006(a).

1.12            “Cash” means the legal currency of the United States and equivalents thereof.

1.13            “Causes of Action” means any claims, interests, damages, remedies, causes of action, demands, rights, actions, suits, obligations, liabilities, accounts, defenses, offsets, powers, privileges, licenses, liens, indemnities, guaranties, and franchises of any kind or character whatsoever, whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, contingent or non-contingent, liquidated or unliquidated, secured or unsecured, assertable, directly or derivatively, matured or unmatured, suspected or unsuspected, in contract, tort, law, equity, or otherwise. Causes of Action also include: (i) all rights of setoff, counterclaim, or recoupment and claims under contracts or for breaches of duties imposed by law; (ii) the right to object to or otherwise contest Claims or Interests; (iii) claims pursuant to sections 362, 510, 542, 543, 544 through 550, or 553 of the Bankruptcy Code; and (iv) such claims and defenses as fraud, mistake, duress, and usury, and any other defenses set forth in section 558 of the Bankruptcy Code.

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1.14            “Chapter 11 Cases” means the jointly administered cases under chapter 11 of the Bankruptcy Code commenced by the Debtors on the Petition Date in the Bankruptcy Court.

1.15            “Claim” means any “claim” as defined in section 101(5) of the Bankruptcy Code against the Debtors or property of the Debtors, including any Claim arising after the Petition Date.

1.16            “Claims and Noticing Agent” means Epiq Corporate Restructuring, LLC or any other entity approved by the Bankruptcy Court to act as the Debtors’ claims and noticing agent pursuant to 28 U.S.C. § 156(c).

1.17            “Class” means each category of Claims or Interests established under Article IV of the Plan pursuant to sections 1122 and 1123(a)(1) of the Bankruptcy Code.

1.18            “Collateral” means any property or interest in property of the Estates subject to a Lien to secure the payment or performance of a Claim, which Lien has not been avoided or is not subject to avoidance under the Bankruptcy Code or otherwise invalid under the Bankruptcy Code or applicable state law.

1.19            “Combined Hearing” means a hearing to be held by the Bankruptcy Court to consider approval of the Disclosure Statement and confirmation of this Plan, as such hearing may be adjourned or continued from time to time.

1.20            “Company” means the Debtors and their non-Debtor affiliates.

1.21            “Confirmation Date” means the date on which the Court enters the Confirmation Order on the docket of the Chapter 11 Cases.

1.22            “Confirmation Order” means the order of the Bankruptcy Court approving the Disclosure Statement pursuant to section 1125 of the Bankruptcy Code and confirming this Plan pursuant to section 1129 of the Bankruptcy Code, which order shall be in form and substance reasonably acceptable to the Debtors and the Plan Sponsor.

1.23            “Cure Claim” means a Claim (unless waived or modified by the applicable counterparty) based upon a Debtor’s default under an Executory Contract or an Unexpired Lease assumed by such Debtor under section 365 of the Bankruptcy Code, other than a default that is not required to be cured pursuant to section 365(b)(2) of the Bankruptcy Code.

1.24            “CVR” or “CVRs” means the contingent value rights of holders of Existing HIT Common Equity Interests, to receive contingent Cash payments pursuant to this Plan and the CVR Agreement.

1.25            “CVR Agent” means Computershare Inc., and its subsidiary Computershare Trust Company, N.A., as agent with respect to the CVRs, and its successors and assigns (if any).

1.26            “CVR Agreement” means that certain Contingent Value Rights Agreement, to be entered into by and between HIT and the CVR Agent as of the Effective Date, substantially in the form attached hereto as Exhibit A, the terms of which are fully incorporated herein, and shall be in form and substance reasonably acceptable to the Debtors and the Brookfield Investor.

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1.27            “CVR Asset Pool” shall have the meaning ascribed thereto in the CVR Agreement.

1.28            “D&O Liability Insurance Policies” means all insurance policies for directors’, managers’, and officers’ liability (including employment practices liability and fiduciary liability) maintained by the Debtors prior to the Effective Date, including as such policies may extend to employees, including any such policies that are “run-off” or “tail” policies.

1.29            “Debtors” means, individually or collectively, as the context requires, HIT and HITOP.

1.30            “DIP Agent” means Trimont Real Estate Advisors, LLC, solely in its capacity as administrative agent and collateral agent under the DIP Credit Agreement, and its successors and assigns.

1.31            “DIP Claims” means all Claims against any Debtor on account of, arising under or relating to the DIP Obligations.

1.32            “DIP Credit Agreement” means that certain debtor-in-possession credit agreement, substantially in the form of Exhibit A to the proposed Interim DIP Order and Exhibit A to the Motion of the Debtors for Entry of Interim and Final Orders (I) Authorizing the Debtors to (A) Obtain Postpetition Secured Financing, (B) Use Cash Collateral, and (C) Grant Liens and Superpriority Administrative Expenses Claims; (II) Modifying the Automatic Stay; (III) Scheduling a Final Hearing; and (IV) Granting Related Relief, by and among the Debtors, the DIP Lender, and the DIP Agent, (as it may be amended, modified, or supplemented from time to time on the terms and conditions set forth therein), in the aggregate amount of $65 million, and in form and substance acceptable to the Debtors and to the DIP Lender, in its sole discretion.

1.33            “DIP Facility” means the senior secured, super-priority debtor-in-possession loan facility made available to the Debtors pursuant to the DIP Credit Agreement and the Interim DIP Order and/or Final DIP Order.

1.34            “DIP Facility Undrawn Amount” means an amount equal to (a) $65 million minus (b) the total principal amount of commitments funded by the DIP Lenders to the Debtors under the DIP Credit Agreement prior to the Effective Date.

1.35            “DIP Financing Invested Capital Amount” shall have the meaning ascribed thereto in the CVR Agreement.

1.36            “DIP Lender” means the Initial DIP Lender and any party that becomes a “Lender” (as defined in the DIP Credit Agreement), in each case, for so long as such party holds loans or commitments under the DIP Credit Agreement.

1.37            “DIP Loan Documents” means the “Loan Documents” as defined in the DIP Credit Agreement, each in form and substance acceptable to the Debtors and to the DIP Lender, in its sole discretion.

1.38            “DIP Obligations” means the “Obligations” as such term is defined in the DIP Credit Agreement.

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1.39            “Disallowed” means any Claim, or any portion thereof, that has been disallowed by Final Order, pursuant to a provision in this Plan or the Confirmation Order, or pursuant to a settlement between the Debtors, with the consent of the Plan Sponsor, or Reorganized Debtor, as applicable.

1.40            “Disbursing Agent” means, as applicable, Reorganized HIT or the entity designated by Reorganized HIT to distribute the Plan Consideration.

1.41            “Disclosure Statement” means the disclosure statement that relates to this Plan, including all exhibits and schedules annexed thereto or referred to therein (in each case, as it or they may be amended, modified, or supplemented from time to time), in form and substance reasonably acceptable to the Debtors and the Plan Sponsor.

1.42            “Disputed” means, with respect to a Claim or Interest, that portion (including, when appropriate, the whole) of such Claim or Interest that: (a) (i) has not been scheduled by the Debtors in their Schedules, if filed with the Bankruptcy Court, or has been scheduled in a lesser amount or different priority than the amount or priority asserted by the holder of such Claim or Interest, or (ii) has been scheduled as contingent, unliquidated or disputed and for which no Proof of Claim has been timely filed; (b) is the subject of an objection or request for estimation filed in the Bankruptcy Court which has not been withdrawn or overruled by a Final Order; and/or (c) is otherwise disputed by the Debtors in accordance with applicable law or contract, which dispute has not been withdrawn, resolved or overruled by Final Order.

1.43            “Effective Date” means the date specified by the Debtors in a notice filed with the Bankruptcy Court as the date on which the Plan shall take effect, which date shall be the first Business Day on which all of the conditions set forth in Section 11.1 of this Plan have been satisfied or waived in accordance with the terms hereof and no stay of the Confirmation Order is in effect.

1.44            “Employee Arrangements” means any employee compensation plans, benefit plans, employment agreements, offer letters, or award letters to which any Debtor is a party.

1.45            “Entity” shall have the meaning set forth in section 101(15) of the Bankruptcy Code.

1.46            “Equity Security” means an “equity security” as defined in section 101(16) of the Bankruptcy Code.

1.47            “Estate” means each estate created in the Chapter 11 Cases pursuant to section 541 of the Bankruptcy Code.

1.48            “Exchange Act” means the Exchange Act of 1934, as amended.

1.49            “Exculpated Parties” means collectively and solely in their capacity as such, (a) the Debtors and (b) each such Debtor’s predecessors, successors and assigns, directors and officers (and any professionals for such directors and officers, in their capacity as such), managers, members, agents, financial advisors, attorneys, accountants, investment bankers, consultants, representatives, and all other retained Professional Persons (in each case solely to the extent serving in such capacity as of the Petition Date).

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1.50            “Executory Contract” means a contract or lease to which one or more of the Debtors is a party that is subject to assumption or rejection under section 365 or 1123 of the Bankruptcy Code.

1.51            “Existing HIT Common Equity Interests” means all existing Interests (other than Intercompany Interests and Existing Preferred Equity Interests) in HIT that are outstanding immediately prior to the Effective Date.

1.52            “Existing HIT Preferred Interests” means the sole issued and outstanding redeemable preferred share in HIT, held by the Plan Sponsor.

1.53            “Existing HITOP Preferred Interests” means the Class C preferred units of limited partnership interests in HITOP issued in accordance with the Limited Partnership Agreement and pursuant to that certain Securities Purchase, Voting, and Standstill Agreement dated January 12, 2017, by and between the Debtors and the Plan Sponsor.

1.54            “Existing Preferred Equity Interests” means the Existing HIT Preferred Interests and the Existing HITOP Preferred Interests, collectively.

1.55            “Exit Facility” means the secured exit loan facility provided under the Exit Facility Agreement as of the Effective Date, which shall be (i) used for general corporate purposes, including, without limitation, the payment of deferred franchise fees and loan modification fees and (ii) in form and substance acceptable to the Debtors and to the Plan Sponsor, in its sole discretion.

1.56            “Exit Facility Agent” means the administrative agent, solely in its capacity as such, under the Exit Facility Agreement and any of its successors or assigns.

1.57            “Exit Facility Agreement” means, on and after the Effective Date, that certain credit and guaranty agreement, to be dated on or about the Effective Date, by and among the Reorganized Debtors, the Exit Facility Agent, and the Exit Facility Lender, including any and all documents and instruments executed in connection therewith (in each case, as it may be amended, modified or supplemented from time to time on the terms and conditions set forth therein). The Exit Facility Agreement shall (A) (i) provide for a maximum drawn principal amount of (a) $25 million plus (b) the DIP Facility Undrawn Amount, (ii) bear interest at 15.00 percent per annum payable in cash or in kind, (iii) mature on the date that is three years from the Effective Date and (B) be (x) in form and substance acceptable to the Debtors and to the Exit Facility Lender, in its sole discretion, (y) in form and substance consistent with the DIP Credit Agreement, except as otherwise provided in this Section 1.57, and (z) filed as part of the Plan Supplement.

1.58            “Exit Facility Lender” means an affiliate of the Plan Sponsor in its capacity as the lender under the Exit Facility Agreement, and its respective successors and permitted assigns.

1.59            “Fee Escrow Account” means an account, either interest-bearing or non-interest bearing, in an amount equal to the total estimated amount (subject to the DIP Budget (as defined in the Interim DIP Order and Final DIP Order)) of unpaid Professional Fee Claims and funded by the Debtors on the Effective Date.

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1.60            “Final DIP Order” means the Final Order of the Bankruptcy Court authorizing and approving, inter alia, the Debtors’ entry into the DIP Credit Agreement, in form and substance acceptable to the Debtors and to the Plan Sponsor, its sole discretion.

1.61            “Final Order” means an order, ruling or judgment of the Bankruptcy Court or in the applicable court of competent jurisdiction that has been entered on the docket in the Chapter 11 Cases, which has not been reversed, vacated, or stayed and as to which (i) the time to appeal, petition for certiorari, or move for a new trial, reargument, or rehearing has expired and as to which no appeal, petition for certiorari, or other proceeding for a new trial, reargument, or rehearing shall then be pending or (ii) if an appeal, writ of certiorari, new trial, reargument, or rehearing thereof has been sought, such order or judgment of the Bankruptcy Court shall have been affirmed by the highest court to which such order was appealed, or certiorari shall have been denied, or a new trial, reargument, or rehearing shall have been denied or resulted in no modification of such order, and the time to take any further appeal, petition for certiorari, or move for a new trial, reargument, or rehearing shall have expired; provided, that no order or judgment shall fail to be a Final Order solely because of the possibility that a motion under Rule 60 of the Federal Rules of Civil Procedure has been or may be filed with respect to such order or judgment; provided, further, that no order or judgment shall fail to be a Final Order solely because of the susceptibility of a Claim to a challenge under section 502(j) of the Bankruptcy Code.

1.62            “General Unsecured Claim” means any Claim other than: (a) a Secured Claim; (b) a DIP Claim; (c) an Unsecured Priority Claims; (d) an Administrative Expense Claim; (e) a Professional Fee Claim; (f) a claim for fees arising under 28 U.S.C. § 1930; and (g) an Intercompany Claim.

1.63            “Governmental Unit” means a “governmental unit” as defined in section 101(27) of the Bankruptcy Code.

1.64            “HIT” means Hospitality Investors Trust, Inc., a Maryland corporation.

1.65            “HITOP” means Hospitality Investors Trust Operating Partnership, L.P., a Delaware limited partnership.

1.66            “Impaired” means, when used in reference to a Class, any Class that is impaired within the meaning of section 1124 of the Bankruptcy Code.

1.67            “Incentive Equity Awards” means awards of, or in respect of, Existing HIT Common Equity Interests under the Incentive Equity Plan.

1.68            “Incentive Equity Plan” means the Amended and Restated Employee and Director Incentive Restricted Share Plan of Hospitality Investors Trust, Inc., as in effect from time to time.

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1.69            “Indemnification Agreements” means those certain prepetition agreements of the Debtors to indemnify and hold harmless the managers, directors, officers, or employees of the Debtors who served in such capacity, which agreements are to be assumed according to the provisions of this Plan, including, without limitation, that certain: (i) Indemnification Agreement, dated as of December 31, 2014, by and between HIT (f/k/a American Realty Capital Hospitality Trust, Inc.), and the Indemnitee (as defined therein) parties thereto; (ii) Indemnification Agreement, dated as of March 31, 2017, by and between HIT and Lowell G. Baron; (iii) Indemnification Agreement, dated as of March 31, 2017, by and between HIT and Edward A. Glickman; (iv) Indemnification Agreement, dated as of March 31, 2017, by and between HIT and Edward T. Hoganson; (v) Indemnification Agreement, dated as of March 31, 2017, by and between HIT and Paul C. Hughes; (vi) Indemnification Agreement, dated as of March 31, 2017, by and between HIT and Stephen P. Joyce; (vii) Indemnification Agreement, dated as of March 31, 2017, by and between HIT and Jonathan P. Mehlman; (viii) Indemnification Agreement, dated as of March 31, 2017, by and between HIT and Stanley R. Perla; (ix) Indemnification Agreement, dated as of March 31, 2017, by and between HIT and Abby M. Wenzel; (x) Indemnification Agreement, dated as of March 31, 2017, by and between HIT and Bruce G. Wiles; and (xi) Indemnification Agreement, dated as of May 8, 2019, by and between HIT and Bruce A. Riggins.

1.70            “Independent Director” is defined to be an “independent director” as defined under Listing Rule 303A.02 of the New York Stock Exchange Listed Company Manual or any successor provision.

1.71            “Initial DIP Lender” means Brookfield Strategic Real Estate Partners II Hospitality REIT II LLC.

1.72            “Intercompany Claims” means the Claims against a Debtor held by another Debtor.

1.73            “Intercompany Interests” means Interests held by a Debtor.

1.74            “Interest” means the interest (whether legal, equitable, contractual, or otherwise) of any holders of any class of Equity Securities of the Debtors, represented by shares of common or preferred stock, limited partnership interests or other instruments evidencing an ownership interest in the Debtors, whether or not certificated, transferable, voting or denominated “stock” or a similar security, or any option, warrant or right, contractual or otherwise, to acquire any such interest, including, for the avoidance of doubt, the (a) Existing HIT Common Equity Interests, (b) Incentive Equity Awards, (c) Existing Preferred Equity Interests, and (d) any Claim that is determined to be subordinated to the status of an Equity Security by Final Order of the Bankruptcy Court, whether under general principles of equitable subordination, section 510(b) of the Bankruptcy Code, or otherwise.

1.75            “Interim DIP Order” means the interim order(s) of the Bankruptcy Court authorizing and approving, inter alia, the Debtors’ entry into the DIP Credit Agreement on an interim basis, in form and substance acceptable to the Debtors and to the Plan Sponsor, in its sole discretion.

1.76            “Lien” has the meaning set forth in section 101(37) of the Bankruptcy Code.

1.77            “Limited Partnership Agreement” means that certain Amended and Restated Agreement of Limited Partnership of HITOP, dated as of March 31, 2017 (as amended from time to time).

1.78            “Monetization Event” shall have the meaning ascribed thereto in the CVR Agreement.

1.79            “New Board” means the board of directors of Reorganized HIT, which shall initially be comprised of at least four (4) members chosen by the Plan Sponsor, at least one of which shall be an Independent Director.

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1.80            “New HIT Common Equity Interests” means the new common equity interests to be issued by Reorganized HIT under this Plan.

1.81            “New HITOP Interests” means the new equity interests, including units, to be issued by Reorganized HITOP under this Plan.

1.82            “Non-Debtor Subsidiary” means any direct or indirect majority owned subsidiary of the Debtors that is not a Debtor in the Chapter 11 Cases.

1.83            “Person” means any individual, corporation, partnership, association, indenture trustee, limited liability company, cooperative, organization, joint stock company, joint venture, estate, fund, trust, unincorporated organization, Governmental Unit or any political subdivision thereof, or any other entity or organization of whatever nature.

1.84            “Petition Date” means May 19, 2021.

1.85            “Plan” means this chapter 11 plan proposed by the Debtors, including the Plan Supplement, all applicable exhibits, supplements, appendices, and schedules hereto and to the Plan Supplement, either in its present form or as the same may be altered, amended, or modified from time to time in accordance with the provisions of the Bankruptcy Code, the Bankruptcy Rules, and the terms hereof, and which shall be in form and substance reasonably acceptable to the Debtors and the Plan Sponsor.

1.86            “Plan Consideration” means, with respect to any Class of Claims or Interests entitled to distributions under this Plan, one or more of Cash, CVRs, New HIT Common Equity Interests, or New HITOP Interests, as applicable.

1.87            “Plan Distribution” means the distribution of the Plan Consideration under the Plan.

1.88            “Plan Documents” means the applicable documents, other than this Plan, to be executed, delivered, assumed, and/or performed in connection with the consummation of this Plan, including the documents to be included in the Plan Supplement and any and all exhibits to this Plan and the Disclosure Statement, each of which shall be in form and substance acceptable to the Debtors and the Plan Sponsor.

1.89            “Plan Sponsor” means the Brookfield Investor.

1.90            “Plan Supplement” means the supplemental appendix to this Plan (as may be amended, modified and/or supplemented) which the Debtors shall file by seven (7) calendar days prior to the deadline for filing objections to this Plan (provided that the Debtors may amend, supplement, or otherwise modify the Plan Supplement prior to the Combined Hearing and/or in accordance with the Plan), which may contain, among other things, draft forms, signed copies, or summaries of material terms, as the case may be, of the following: (a) Amended Constituent Documents; (b) the Exit Facility Agreement; (c) the Schedule of Rejected Contracts and Leases; (d) the list of proposed directors, officers, and/or managers of the other Reorganized Debtors, as applicable, including the New Board; (e) the compensation arrangement for any insider of the Debtors who will be an officer of the Reorganized Debtors; and (f) any additional documents filed with the Bankruptcy Court before the Effective Date as additional Plan Documents and/or amendments to the Plan Supplement; provided, that unless consent rights are otherwise expressly set forth in this Plan, each of the documents in the Plan Supplement (whether or not set forth above), including any alteration, restatement, modification, or replacement thereto, shall be in form and substance reasonably acceptable to the Debtors and Plan Sponsor or as otherwise required by the RSA.

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1.91            “Priority Non-Tax Claim” means any Claim, other than an Administrative Expense Claim, a Professional Fee Claim or a Priority Tax Claim, entitled to priority in payment as specified in section 507(a) of the Bankruptcy Code.

1.92            “Priority Tax Claim” means any Claim of a Governmental Unit of the kind entitled to priority in payment under sections 502(i) and 507(a)(8) of the Bankruptcy Code.

1.93            “Pro Rata Share” means, with respect to Allowed Claims or Interests, the proportion that an Allowed Claim or Interest bears to the sum of all Allowed Claims or Interests within such Class.

1.94            “Professional Fee Claims” means an Administrative Expense Claim of a Professional Person against the Debtors for compensation for services rendered or reimbursement of costs, expenses or other charges and disbursements incurred during the period from the Petition Date up to, and including, the Effective Date.

1.95            “Professional Persons” means all Persons retained by order of the Bankruptcy Court in connection with the Chapter 11 Cases, pursuant to sections 327 or 328 of the Bankruptcy Code, excluding any ordinary course professionals retained pursuant to an order of the Bankruptcy Court or otherwise.

1.96            “Proof of Claim” means a proof of Claim filed against any of the Debtors in the Chapter 11 Cases.

1.97            “Released Parties” means (a) the Debtors, (b) the Non-Debtor Subsidiaries, (c) the Reorganized Debtors, (d) the Plan Sponsor, (e) the DIP Lender, (f) the DIP Agent, and (g) for each of the foregoing Entities in (a) through (f), each such Entity’s (and each such Entity’s current and former affiliates’ and subsidiaries’) predecessors, successors and assigns, current and former equity holders (regardless of whether such interests are held directly or indirectly), directors and officers (and any professionals for such directors and officers, in their capacity as such), managers, principals, stockholders, shareholders, members, employees, agents, advisory board members, financial advisors, partners, attorneys, accountants, managed accounts or funds, management companies, fund advisors, investment bankers, consultants, representatives, and other professionals, each in their capacity as such; provided, however, that a holder of an Existing HIT Common Equity Interest, in such capacity, shall not be a Released Party.

1.98            “Releasing Parties” means collectively and solely in their capacity as such, (a) each Released Party, and (b) as to each of the foregoing Entities, each such Entity’s (and each such Entity’s current and former affiliates’ and subsidiaries’) predecessors, successors and assigns, current and former equity holders (regardless of whether such interests are held directly or indirectly), directors and officers (and any professionals for such directors and officers, in their capacity as such), managers, principals, stockholders, shareholders, members, employees, agents, advisory board members, financial advisors, partners, attorneys, accountants, managed accounts or funds, management companies, fund advisors, investment bankers, consultants, representatives, and other professionals; provided that the current or former directors, officers, managers, and employees of the Debtors shall not grant releases against the Debtors or Reorganized Debtors with respect to the Indemnification Agreements and Employee Arrangements; provided further, however, that a holder of an Existing HIT Common Equity Interest, in such capacity, shall not be a Releasing Party; and provided further, however, that, for the avoidance of doubt, holders of Claims in Classes 1, 2, and 3, in such capacity, shall not be a Releasing Party.

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1.99             “Reorganized ______” means, as the context requires, HIT, HITOP, and the Debtors, on and after the Effective Date, after giving effect to the transactions occurring on the Effective Date in accordance with this Plan.

1.100            “Restructuring Expenses” shall refer to the expenses as described in Section 3(d) of the Restructuring Support Agreement.

1.101            “Restructuring Support Agreement” or “RSA” means that certain Restructuring Support Agreement, to be entered into by and among the Debtors and the Plan Sponsor (as may be amended, supplemented, or otherwise modified from time to time in accordance with its terms), which provides for, among other things, the implementation and execution of the Restructuring Transactions (as defined in Section 7.12 of this Plan).

1.102            “Schedule of Rejected Contracts and Leases” means, if filed, a schedule of the contracts and leases to be rejected by the Debtors pursuant to section 365 of the Bankruptcy Code and Article X hereof. The Schedule of Rejected Contracts and Leases shall be filed as part of the Plan Supplement and may be amended from time to time until the Effective Date, and shall be reasonably acceptable to the Debtors and the Plan Sponsor.

1.103            “Schedules” means, if filed with the Bankruptcy Court, the Debtors’ schedules of assets and liabilities and statements of financial affairs, as amended or supplemented from time to time.

1.104            “Secured Claim” means a Claim (a) that is secured by a valid, perfected, and enforceable Lien on Collateral, to the extent of the value of the Claim holder’s interest in such Collateral as of the Confirmation Date or (b) to the extent that the holder thereof has a valid right of setoff pursuant to section 553 of the Bankruptcy Code.

1.105            “Securities Act” means the Securities Act of 1933, as amended.

1.106            “Securities Laws” means, collectively, the Exchange Act and Securities Act.

1.107            “Unexpired Lease” means a lease of nonresidential real property to which one or more of the Debtors is a party that is subject to assumption or rejection under section 365 of the Bankruptcy Code.

1.108            “Unimpaired” means any Claim or Interest in any Class that is not Impaired.

1.109            “Unsecured Priority Claims” means, collectively, the Priority Non-Tax Claims and the Priority Tax Claims.

1.110            “U.S. Trustee” means the United States Trustee for Region 3.

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1.111            “U.S. Trustee Fees” means fees arising under 28 U.S.C. § 1930(a)(6) and, to the extent applicable, accrued interest thereon arising under 31 U.S.C. § 3717.

1.112            “Voting Class” means Class 5.

B.	Interpretation; Application of Definitions and Rules of Construction.

1.	General.

Unless otherwise specified, all section, exhibit, article, or schedule references in this Plan are references to the respective section, exhibit, article, or schedule of or to this Plan. The words “herein,” “hereof,” “hereto,” “hereunder,” and other words of similar import refer to this Plan as a whole and not to any particular article, section, subsection, or clause contained therein. Any term that is not otherwise defined herein, but that is used in the Bankruptcy Code or the Bankruptcy Rules, shall have the meaning given to that term in the Bankruptcy Code or the Bankruptcy Rules, as applicable. The rules of construction contained in section 102 of the Bankruptcy Code shall apply to the construction of this Plan. The captions and headings in this Plan are for convenience of reference only and shall not limit or otherwise affect the provisions hereof. Any reference to an entity as a holder of a Claim or Interest includes that entity’s successors and assigns. Any reference in the Plan to a contract, instrument, release, indenture, or other agreement or document being in a particular form or on particular terms and conditions means that such document shall be substantially in such form or substantially on such terms and conditions. Any reference in the Plan to an existing document or exhibit filed or to be filed means such document or exhibit as it may have been or may be amended, modified, or supplemented. In the appropriate context, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, feminine, and the neuter gender. “$” or “dollars” means Dollars in lawful currency of the United States of America.

2.	Rule of “Contra Proferentum” Not Applicable.

This Plan is the product of extensive negotiations between and among, inter alia, the Debtors the Plan Sponsor and certain other creditors and constituencies. Each of the foregoing was represented by independent counsel of their choice who either (i) participated in the formulation and documentation of or (ii) was afforded the opportunity to review and provide comments on, the Plan, the Disclosure Statement, and the documents ancillary thereto. Accordingly, unless explicitly stated otherwise, the general rule of contract construction known as “contra proferentum” shall not apply to the construction or interpretation of any provision of this Plan, the Disclosure Statement, or any exhibit, schedule, contract, instrument, release, or other document generated in connection therewith as concerns such parties identified above.

C.	RSA; Consent Rights Required.

Notwithstanding anything herein to the contrary, so long as the RSA has not been terminated in accordance with its terms, any and all consents and approval rights of the respective parties as set forth in the RSA with respect to (i) the form and substance of this Plan, (ii) the documents to be filed as part of the Plan Supplement, (iii) the other Plan Documents, (iv) any other orders or documents referenced herein or otherwise to be executed in connection with the transactions contemplated hereunder, and/or (v) any other Definitive Documents (as defined in the RSA), including, in each case, any amendments, restatements, supplements, or other modifications thereto, and any consents, waivers, or other deviations under or from any such documents, shall be expressly incorporated herein by this reference and fully enforceable as if stated in full herein; provided, however (as stated above) the terms of the Confirmation Order and then the Plan control if there is any inconsistency or ambiguity.

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D.	Appendices and Plan Documents.

All Plan Documents and appendices to the Plan are incorporated into the Plan by reference and are a part of the Plan as if set forth in full herein. The documents contained in the exhibits and Plan Supplement shall be approved by the Bankruptcy Court pursuant to the Confirmation Order. Holders of Claims and Interests and any other party in interest may review the Plan Documents by accessing the Claims and Noticing Agent’s website at http://dm.epiq11.com/HospitalityInvestorsTrust or emailing HITREITinfo@epiqglobal.com.

ARTICLE II.

CERTAIN INTER-CREDITOR AND INTER-DEBTOR ISSUES

2.1.            Settlement of Certain Inter-Creditor Issues.

Pursuant to section 1129 of the Bankruptcy Code, and in consideration for the distributions and other benefits provided under the Plan, the treatment of Claims and Interests under this Plan represents, among other things, the settlement and compromise of certain potential inter-creditor claims and disputes.

2.2.            Intercompany Claims and Intercompany Interests.

(a)            Intercompany Claims.

Notwithstanding anything to the contrary herein, on the Effective Date, any and all Intercompany Claims shall be reinstated and otherwise survive the Debtors’ restructuring by virtue of such Intercompany Claims being left Unimpaired. To the extent any such Intercompany Claim is reinstated, or otherwise adjusted (including by contribution, distribution in exchange for new debt or equity, or otherwise), paid, or continued as of the Effective Date, any such transaction may be effected on or after the Effective Date without any further action by the Bankruptcy Court, act or action under applicable law, regulation, order or rule or the vote, consent, authorization or approval of any Person.

(b)            Intercompany Interests.

Notwithstanding anything to the contrary herein, on or after the Effective Date, any and all Intercompany Interests shall be reinstated.

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ARTICLE III.

DIP CLAIMS, ADMINISTRATIVE EXPENSE CLAIMS,
PROFESSIONAL FEE CLAIMS, AND U.S. TRUSTEE FEES

All Claims and Interests, except DIP Claims, Administrative Expense Claims, Professional Fee Claims, and U.S. Trustee Fees, are placed in the Classes set forth in Article IV below. In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Expense Claims (including DIP Claims), Professional Fee Claims, and U.S. Trustee Fees have not been classified, and the holders thereof are not entitled to vote on this Plan. A Claim or Interest is placed in a particular Class only to the extent that such Claim or Interest falls within the description of that Class and is classified in other Classes to the extent that any portion of the Claim or Interest falls within the description of such other Classes.

A Claim or Interest is placed in a particular Class for all purposes, including voting, confirmation, and distribution under this Plan and under sections 1122 and 1123(a)(1) of the Bankruptcy Code. However, a Claim or Interest is placed in a particular Class for the purpose of receiving Plan Distributions only to the extent that such Claim or Interest is an Allowed Claim or an Allowed Interest and has not been paid, released or otherwise settled prior to the Effective Date.

3.1.            DIP Claims.

The DIP Claims shall be Allowed in the full amount due and owing under the DIP Credit Agreement and the other DIP Loan Documents. Pursuant to the Restructuring Support Agreement, the DIP Lender has agreed to convert its DIP Claims into its Pro Rata Share, together with the holders of Existing Preferred Equity Interests, of 100% of the New HIT Common Equity Interests.

Upon the distribution of Plan Consideration to the holder of the DIP Claims, all Liens and security interests granted to the DIP Agent to secure the DIP Claims shall be deemed cancelled and shall be of no further force and effect, and the Allowed DIP Claims shall be deemed to be fully satisfied, settled, released, and discharged.

3.2.            Administrative Expense Claims.

Except with respect to Allowed Administrative Expense Claims that are Professional Fee Claims, to the extent that a holder of an Allowed Administrative Expense Claim (including a claim arising under section 503(b)(9) of the Bankruptcy Code that has not been paid pursuant to a motion filed in accordance with the Bankruptcy Code), together with the Debtors and the Plan Sponsor, agrees to a less favorable treatment, each holder of an Allowed Administrative Expense Claim shall be paid in full in Cash on the later of (a) the Effective Date or (b) the date such Allowed Administrative Expense Claim becomes due and payable in accordance with its terms (or as soon thereafter as is practicable); provided, however, that Allowed Administrative Expense Claims that arise in the ordinary course of the Debtors’ business, including administrative claims arising from or with respect to the sale of goods or services on or after the Petition Date and the Debtors’ Executory Contracts and Unexpired Leases, shall be paid in the ordinary course of business in accordance with the terms and subject to the conditions of any agreements governing, instruments evidencing, or other documents relating to, such transactions, without further action by the holders of such Administrative Expense Claims or further approval by the Bankruptcy Court.

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3.3.            Professional Fee Claims.

Except to the extent that the applicable holder of an Allowed Professional Fee Claim agrees to a less favorable treatment, together with the Debtors and the Plan Sponsor, each holder of a Professional Fee Claim shall be paid in full in Cash pursuant to this Section 3.3.

(a)            Fee Applications

All Entities seeking an award by the Bankruptcy Court of Professional Fee Claims shall file and serve on counsel for the Reorganized Debtors, the U.S. Trustee, counsel for the DIP Lender, and such other Entities who are designated by the Bankruptcy Rules, the Confirmation Order, or other order of the Court, on or before the date that is forty-five (45) days after the Effective Date, their respective final applications for allowance of compensation for services rendered and reimbursement of expenses incurred from the Petition Date through the Effective Date. Objections to any Professional Fee Claims must be filed and served on counsel for the Reorganized Debtors, counsel for the DIP Lender, and the requesting party no later than twenty-one (21) calendar days after the filing of the final applications for compensation or reimbursement (unless otherwise agreed by the party requesting compensation of a Professional Fee Claim).

(b)            Post-Effective Date Fees

Upon the Effective Date, any requirement that Professional Persons comply with sections 327 through 331 of the Bankruptcy Code in seeking retention or compensation for services rendered after such date shall terminate, and the Debtors may employ and pay all Professional Persons without any further notice to, action by or order or approval of the Bankruptcy Court or any other party.

(c)            Fee Escrow Account

On or after the Effective Date, the Debtors shall establish and fund the Fee Escrow Account. The Debtors shall fund the Fee Escrow Account with Cash equal to the Debtors’ good faith estimate of the Allowed Professional Fee Claims (subject to the DIP Budget (as defined in the Interim DIP Order and Final DIP Order)). Funds held in the Fee Escrow Account shall not be considered property of the Debtors’ Estates or property of the Debtors, but shall revert to the Debtors only after all Allowed Professional Fee Claims have been paid in full. Fees owing to the applicable holder of an Allowed Professional Fee Claim shall be paid in Cash to such holder from funds held in the Fee Escrow Account when such Claims are Allowed by an order of the Bankruptcy Court or authorized to be paid under a Final Order authorizing compensation of Professional Persons; provided, that the Debtors’ obligations with respect to Allowed Professional Fee Claims shall not be limited by nor deemed limited to the balance of funds held in the Fee Escrow Account. To the extent that funds held in the Fee Escrow Account are insufficient to satisfy the amount of accrued Allowed Professional Fee Claims, each holder of an Allowed Professional Fee Claim shall have an Allowed Administrative Expense Claim for any such deficiency, which shall be satisfied in accordance with this Section 3.3 of this Plan. The Fee Escrow Account shall be free and clear of all Liens, Claims, and encumbrances other than the residual interests of the Reorganized Debtors as set forth herein.

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3.4.            U.S. Trustee Fees.

The Debtors shall pay all outstanding U.S. Trustee Fees on an ongoing basis on the date such U.S. Trustee Fees become due, until such time as a final decree is entered closing the Chapter 11 Cases, the Chapter 11 Cases are converted or dismissed, or the Bankruptcy Court orders otherwise.

ARTICLE IV.

CLASSIFICATION OF CLAIMS AND INTERESTS

4.1.            Classification of Claims and Interests.

The following table designates the Classes of Claims against and Interests in the Debtors, and specifies which Classes are: (a) Impaired or Unimpaired by this Plan; (b) entitled to vote to accept or reject this Plan in accordance with section 1126 of the Bankruptcy Code; and (c) presumed to accept or reject this Plan.

	Class	Designation	Impairment	Entitled to Vote
	Class 1	Secured Claims	No	No (Presumed to accept)
	Class 2	Unsecured Priority Claims	No	No (Presumed to accept)
	Class 3	General Unsecured Claims	No	No (Presumed to accept)
	Class 4	Intercompany Claims	No	No (Presumed to accept)
Class 5	Class 5A	Existing HIT Preferred Interests	Yes	Yes
	Class 5B	Existing HITOP Preferred Interests	Yes	Yes
	Class 6	Existing HIT Common Equity Interests	Yes	No (Presumed to reject)
	Class 7	Intercompany Interests	No	No (Presumed to accept)

If a controversy arises regarding whether any Claim or Interest is properly classified under the Plan, the Bankruptcy Court shall, upon proper motion and notice, determine such controversy at the Combined Hearing. If the Bankruptcy Court finds that the classification of any Claim or Interest is improper, then such Claim or Interest shall be reclassified and the Ballot previously cast by the holder of such Claim or Interest shall be counted in, and the Claim or Interest shall receive the treatment prescribed in, the Class in which the Bankruptcy Court determines such Claim or Interest should have been classified, without the necessity of resoliciting any votes on the Plan.

4.2.            Unimpaired Classes of Claims and Interests.

The following Classes of Claims are Unimpaired and, therefore, presumed to have accepted this Plan and are not entitled to vote on this Plan under section 1126(f) of the Bankruptcy Code:

(a)      Class 1: Class 1 consists of all Secured Claims.

(b)      Class 2: Class 2 consists of all Unsecured Priority Claims.

(c)      Class 3: Class 3 consists of all General Unsecured Claims.

(d)      Class 4: Class 4 consists of all Intercompany Claims.

(e)      Class 7: Class 7 consists of all Intercompany Interests.

4.3.            Impaired Classes of Claims and Interests.

The following Class of Interests is Impaired and entitled to vote on this Plan:

(a)      Class 5: Class 5 consists of all Existing Preferred Equity Interests in Class 5A (Existing HIT Preferred Interests), and Class 5B (Existing HITOP Preferred Interests).

The following Class of Interests is Impaired and deemed to have rejected this Plan and, therefore, is not entitled to vote on this Plan under section 1126(g) of the Bankruptcy Code:

(b)      Class 6: Class 6 consists of all Existing HIT Common Equity Interests.

4.4.            Separate Classification of Secured Claims.

Although all Secured Claims have been placed in one Class for purposes of nomenclature, each Secured Claim, to the extent secured by a Lien on Collateral different than that securing any additional Secured Claims, shall be treated as being in a separate sub-Class for the purpose of receiving Plan Distributions.

ARTICLE V.

TREATMENT OF CLAIMS AND INTERESTS

5.1.            Secured Claims (Class 1).

(a)      Treatment: On the Effective Date or as soon as reasonably practicable thereafter in the ordinary course of business, except to the extent that a holder of a Secured Claim already has been paid during the Chapter 11 Cases or such holder, together with the Debtors, agrees to a less favorable treatment, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Secured Claim, each holder of an Allowed Secured Claim shall receive, at the sole option of the Debtors with the consent of the Plan Sponsor, either (i) payment in full, in Cash, of the unpaid portion of its Allowed Secured Claim, (ii) delivery of the Collateral securing such Allowed Secured Claim, or (iii) other treatment such that the Secured Claim shall be rendered Unimpaired pursuant to section 1124 of the Bankruptcy Code.

(b)      Voting: Class 1 is Unimpaired, and the holders of Allowed Secured Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, holders of Allowed Secured Claims are not entitled to vote to accept or reject the Plan, and the votes of such holders will not be solicited.

5.2.            Unsecured Priority Claims (Class 2).

(a)      Treatment: On the Effective Date or as soon as reasonably practicable thereafter in the ordinary course of business, except to the extent that a holder of an Allowed Unsecured Priority Claim already has been paid during the Chapter 11 Cases or such holder, together with the Debtors, agrees to a less favorable treatment, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Unsecured Priority Claim, each holder of an Allowed Unsecured Priority Claim shall receive payment in full in Cash or as otherwise provided in the Bankruptcy Code. Any ad valorem taxes and other taxes/fees will be extended to maximum statutory periods under, inter alia, 11 U.S.C. § 1129(a)(9)(C). Holders of such Claims will be rendered Unimpaired and as such will be deemed to have accepted the Plan and will not be entitled to vote.

(b)      Voting: Class 2 is Unimpaired, and the holders of Allowed Unsecured Priority Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, holders of Allowed Unsecured Priority Claims are not entitled to vote to accept or reject the Plan, and the votes of such holders will not be solicited.

5.3.            General Unsecured Claims (Class 3).

(a)      Treatment: On or as soon as reasonably practicable after the Effective Date, except to the extent that a holder of an Allowed General Unsecured Claim, together with the Debtors, agrees to a less favorable treatment, in full and final satisfaction, settlement, release, and discharge of, and in exchange for each Allowed General Unsecured Claim, each holder of an Allowed General Unsecured Claim shall (i) have its Allowed General Unsecured Claim reinstated, and paid in full, on the later to occur of the Effective Date or when such Allowed General Unsecured Claim becomes due in the ordinary course of the Debtors’ or Reorganized Debtors’ business operations or (ii) have its Allowed General Unsecured Claim otherwise rendered Unimpaired pursuant to section 1124 of the Bankruptcy Code.

(b)      Voting: Class 3 is Unimpaired, and the holders of Allowed General Unsecured Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, holders of Allowed General Unsecured Claims are not entitled to vote to accept or reject the Plan, and the votes of such holders will not be solicited.

5.4.            Intercompany Claims (Class 4).

(a)      Treatment: On the Effective Date, Allowed Intercompany Claims shall be reinstated.

(b)      Voting: Class 4 is Unimpaired, and the holders of Allowed Intercompany Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, holders of Allowed Intercompany Claims are not entitled to vote to accept or reject the Plan, and the votes of such holders will not be solicited.

5.5.            Existing Preferred Equity Interests (Class 5).

(a)      Existing HIT Preferred Interests (Class 5A).

(i)	Treatment: On the Effective Date, all outstanding shares, units, and interests (and rights, warrants, options, or other interests to acquire shares and interests) of the Existing HIT Preferred Interests will be extinguished in exchange for each holder’s Pro Rata Share, together with the holders of DIP Claims (exclusive, for the avoidance of doubt, of Claims in respect of the DIP Facility Undrawn Amount) and Class 5B Interests, of 100% of the New HIT Common Equity Interests issued on the Effective Date.

(ii)	Voting: Class 5A is Impaired, and the holders of Allowed Existing HIT Preferred Interests will be entitled to vote to accept or reject the Plan.

(b)      Existing HITOP Preferred Interests (Class 5B).

(i)	Treatment: On the Effective Date, (x) 98% of the outstanding shares, units, and interests (and rights, warrants, options, or other interests to acquire shares and interests) of the Existing HITOP Preferred Interests will be transferred to HIT in exchange for each holder’s Pro Rata Share, together with the holders of DIP Claims (exclusive, for the avoidance of doubt, of Claims in respect of the DIP Facility Undrawn Amount) and Class 5A Interests, of 100% of the New HIT Common Equity Interests issued on the Effective Date and (y) 2% of the outstanding shares, units, and interests (and rights, warrants, options, or other interests to acquire shares and interests) of the Existing HITOP Preferred Interests will be canceled in exchange for each holder’s Pro Rata Share of 2% of New HITOP Interests.

(ii)	Voting: Class 5B is Impaired, and the holders of Allowed Existing HITOP Preferred Interests will be entitled to vote to accept or reject the Plan.

5.6.            Existing HIT Common Equity Interests (Class 6).

(a)      Treatment: On the Effective Date, the Allowed Existing HIT Common Equity Interests shall be cancelled, extinguished and discharged in exchange for each holder receiving one CVR in respect of each share of the Allowed Existing HIT Common Equity Interests outstanding immediately prior to the Effective Date and such holders shall be automatically deemed to have accepted the terms of the CVR Agreement and to be a party thereto, in each case in accordance with the terms of the CVR Agreement.

  Notwithstanding the foregoing, the Plan Sponsor has agreed that, on the Effective Date, any Existing HIT Common Equity Interests held by the Plan Sponsor shall be deemed to be fully vested, and shall not entitle the Plan Sponsor to any distributions of CVRs.

(b)      Voting: Class 6 is Impaired. Each holder of the Allowed Existing HIT Common Equity Interests will be conclusively deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code and will not be entitled to vote to accept or reject the Plan.

5.7.            Intercompany Interests (Class 7).

(a)      Treatment: On the Effective Date, the Allowed Intercompany Interests will be retained by the existing holders.

(b)     Voting: Class 7 is Unimpaired, and the holders of Allowed Intercompany Interests are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. In addition, there are no non-insider claimants in Class 7 to solicit. Therefore, holders of Allowed Intercompany Interests are not entitled to vote to accept or reject the Plan, and the votes of such holders will not be solicited.

ARTICLE VI.

ACCEPTANCE OR REJECTION OF
THE PLAN; EFFECT OF REJECTION BY ONE
OR MORE CLASSES OF CLAIMS OR INTERESTS

6.1.            Class Acceptance Requirement.

A Class of Claims that is Impaired under the Plan shall have accepted the Plan if it is accepted by at least two-thirds (2/3) in dollar amount and more than one-half (1/2) in number of holders of the Allowed Claims in such Class that have voted on the Plan. A Class of Interests that is Impaired under the Plan shall have accepted the Plan if it is accepted by holders of at least two-thirds in amount of such Interests that have voted on the Plan.

6.2.            Tabulation of Votes on a Non-Consolidated Basis.

All votes on the Plan shall be tabulated on a non-consolidated basis by Class and by Debtor for the purpose of determining whether the Plan satisfies sections 1129(a)(8) and/or (10) of the Bankruptcy Code.

6.3.            Confirmation Pursuant to Section 1129(b) of the Bankruptcy Code or “Cramdown.”

Because Class 6 is deemed to have rejected this Plan, the Debtors will request confirmation of this Plan, as it may be modified or amended from time to time, under section 1129(b) of the Bankruptcy Code with respect to such Class. Subject to Sections 14.5 and 14.7 of this Plan, the Debtors reserve the right (i) to suspend, revoke or withdraw this Plan, (ii) to alter, amend, or modify this Plan, or, (iii) to alter, amend, modify, revoke, or withdraw any Plan Document, to satisfy the requirements of section 1129(b) of the Bankruptcy Code, if necessary, in each case of clauses (i)–(iii) only upon the prior written consent of the Plan Sponsor in accordance with the RSA.

6.4.            Confirmation of All Cases.

Except as otherwise specified herein, the Plan shall not be deemed to have been confirmed unless and until the Plan has been confirmed as to each of the Debtors; provided, however, that the Debtors, with the prior written consent of the Plan Sponsor, may at any time waive this Section 6.4.

ARTICLE VII.

MEANS FOR IMPLEMENTATION

7.1.            Non-Substantive Consolidation.

The Plan is a joint plan that does not provide for substantive consolidation of the Debtors’ Estates, and on the Effective Date, the Debtors’ Estates shall not be deemed to be substantively consolidated for purposes hereof. Except as specifically set forth herein, nothing in this Plan shall constitute or be deemed to constitute an admission that any one of the Debtors is subject to or liable for any claim against any other Debtor. Additionally, claimants holding Claims and Interests against multiple Debtors, to the extent Allowed in each Debtor’s Chapter 11 Case, will be treated as holding a separate Claim or separate Interest, as applicable, against each Debtor’s Estate; provided, however, that no holder of an Allowed Claim shall be entitled to receive more than payment in full of such Allowed Claim.

7.2.            Continued Corporate Existence, Vesting of Assets in the Reorganized Debtors, and Assumption of the Indemnification Agreements.

(a)      Except as otherwise provided in the Plan or any agreement, instrument, or other document incorporated in the Plan or the Plan Supplement (including the Restructuring Transactions (defined below)), on the Effective Date, each Debtor shall continue to exist after the Effective Date as a separate corporation, limited liability company, limited partnership, or other form of entity, as the case may be, with all the powers of a corporation, limited liability company, limited partnership, or other form of entity, as the case may be, pursuant to the applicable law in the jurisdiction in which each applicable Debtor is incorporated or formed and pursuant to the respective charter and by-laws (or other analogous formation documents) in effect before the Effective Date, except to the extent such charter or bylaws (or other analogous formation documents) is amended by the Plan, the Amended Constituent Documents, or otherwise, and to the extent any such document is amended, such document is deemed to be amended pursuant to the Plan and will be effective without any further action or approval (other than any requisite filings required under applicable state or federal law).

(b)      Except as otherwise provided in this Plan, on and after the Effective Date, all property of the Debtors’ Estates, wherever located, including, without limitation, all claims, rights, Causes of Action, tax attributes (including, without limitation, net operating losses) and rights in respect thereof, and any property, wherever located, and whether acquired by the Debtors under or in connection with this Plan or otherwise, shall vest in the Reorganized Debtors free and clear of all Claims, Liens, charges, other encumbrances and Interests. On and after the Effective Date, the Reorganized Debtors may operate their business and may use, acquire and dispose of property, wherever located, and prosecute, compromise or settle any Claims (including any Administrative Expense Claims) and Causes of Action without supervision of or approval by the Bankruptcy Court and free and clear of any restrictions of the Bankruptcy Code or the Bankruptcy Rules other than restrictions expressly imposed by this Plan or the Confirmation Order. Without limiting the foregoing, the Reorganized Debtors may pay the charges that each incurs on or after the Effective Date for Professional Persons’ fees, disbursements, expenses or related support services without application to the Bankruptcy Court.

(c)      On the Effective Date, the Reorganized Debtors shall assume the Indemnifications Agreements. The Indemnification Agreements shall (a) remain in full force and effect on and after the Effective Date and (b) not be modified, reduced, or discharged without the consent of the beneficiaries thereof.

7.3.            Compromise of Controversies.

Pursuant to section 1123 of the Bankruptcy Code and Bankruptcy Rule 9019, and as consideration for the distributions and other benefits provided under the Plan, the provisions of the Plan constitute a good-faith compromise and settlement of all Claims and controversies resolved under the Plan, and the entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of such compromise and settlement under Bankruptcy Rule 9019, and the Bankruptcy Court’s findings shall constitute its determination that such compromises and settlements are within the range of reasonableness, in the best interests of the Debtors, their Estates, their creditors, and other parties in interest, and fair and equitable. Each provision of the Plan constitutes a part of this settlement that is non-severable from the remaining terms of the Plan.

7.4.            Sources of Cash for Plan Distribution.

Except as otherwise provided in the Plan or Confirmation Order, all Cash required for the payments to be made hereunder shall be obtained from the Debtors’ and the Reorganized Debtors’ operations, Cash balances, including Cash provided under the DIP Facility, and the Exit Facility.

7.5.            Restructuring Expenses.

To the extent not otherwise paid, the Debtors or the Reorganized Debtors, as applicable, shall promptly pay outstanding and invoiced Restructuring Expenses as follows: (a) on the Effective Date, Restructuring Expenses incurred during the period prior to the Effective Date to the extent invoiced to the Debtors at least one (1) day in advance of the Effective Date and (b) after the Effective Date, any unpaid Restructuring Expenses within ten (10) Business Days of receiving an invoice; provided, that such Restructuring Expenses shall be paid in accordance with the terms of any applicable engagement letters or other contractual arrangements without the requirement for the filing of retention applications, fee applications, or any other applications in the Chapter 11 Cases, and without any requirement for further notice or Bankruptcy Court review or approval, except as otherwise provided in Section 3.3 hereof with respect to Professional Fee Claims.

7.6.            Corporate Action.

(a)      On the Effective Date, and subject to Section 7.13 hereof, all actions contemplated by the Plan shall be deemed authorized and approved by the Bankruptcy Court in all respects. Among other things, on the Effective Date, the following transactions shall be deemed to have occurred at 11:59 P.M. Eastern Time and shall occur in the sequence described herein: (i) Reorganized HIT shall issue to the holders of DIP Claims the New HIT Common Equity Interests described in Section 3.1 of the Plan, (ii) Reorganized HIT shall issue to the holders of Existing Preferred Equity Interests the New HIT Common Equity Interests described in Section 5.5 of the Plan, which collectively with the New HIT Common Equity Interests exchanged for the DIP Claims, shall constitute 100% of the New HIT Common Equity Interests issued on the Effective Date; (iii) Reorganized HIT shall retain its existing Interests in HITOP; (iv) the Existing HITOP Preferred Interest received by HIT pursuant to Section 5.5(b)(i)(x) of the Plan shall be contributed to HITOP in exchange for 98% of New HITOP Interests issued on the Effective Date; (v) the Existing HITOP Preferred Interests described in Section 5.5(b)(i)(y) of the Plan shall be exchanged for 2% of New HITOP Interests issued on the Effective Date; (vi) Reorganized HIT shall enter into the CVR Agreement, entitling each holder of Existing HIT Common Equity Interests to one CVR for each share of Allowed Existing HIT Common Equity Interests held by such holder pursuant to Section 5.6 of the Plan, and the CVRs shall be deemed to be issued in accordance with the terms of the CVR Agreement; and (vii) the Reorganized Debtors shall enter into the Exit Facility provided by the Exit Facility Lender pursuant to the terms of the Exit Facility Agreement.

(b)     Upon the Effective Date, all matters provided for in the Plan involving the corporate or limited partnership structure of the Reorganized Debtors, and any corporate or limited partnership action required by or of the Debtors or the Reorganized Debtors in connection with the Plan shall be deemed to have occurred and shall be in effect, without any requirement of further action by the security holders (upon whom the same shall be binding), directors, general partners, managers, or officers of the Debtors or Reorganized Debtors. On or (as applicable) before the Effective Date, the appropriate officers, general partners, or managers of the Debtors or the Reorganized Debtors, as applicable, shall be authorized and (as applicable) directed to issue, execute, deliver, and perform or cause to be performed, the agreements, documents, securities, and instruments contemplated by the Plan (or necessary or desirable to effectuate the Restructuring Transactions) in the name of and on behalf of the Reorganized Debtors, including the Exit Facility and any and all other agreements, documents, securities, and instruments relating to the foregoing, to the extent not previously authorized by the Bankruptcy Court. These authorizations and approvals shall be effective notwithstanding and without regard to any requirements under non-bankruptcy law.

7.7.            Exit Facility.

(a)      On the Effective Date, the Reorganized Debtors shall enter into the Exit Facility, which shall be in form and substance acceptable to the Debtors and the Exit Facility Lender.

(b)      The Confirmation Order shall constitute approval of the Exit Facility (including the transactions contemplated thereby and all payments contemplated thereunder, all actions to be taken, undertakings to be made, and obligations to be incurred and fees paid or to be paid by the Reorganized Debtors in connection therewith), and authorization for the Reorganized Debtors to enter into and perform under the Exit Facility Agreement and such other related documents, and make such payment and any other payment in connection therewith as may be required or appropriate.

(c)      The Reorganized Debtors shall be authorized to execute, deliver, and enter into and perform under the Exit Facility without the need for any further corporate or limited partnership action and without further action by the holders of Claims or Interests.

7.8.            Authorization and Issuance of New HIT Common Equity Interests.

(a)      All existing Interests in HIT shall be cancelled as of the Effective Date and, on the Effective Date, the Debtors or the Reorganized Debtors, as applicable, are authorized to issue or cause to be issued and shall issue the New HIT Common Equity Interests to the Plan Sponsor in accordance with the terms of the Plan and in the amounts determined by the Plan Sponsor, each without the need for any further corporate action. All of the New HIT Common Equity Interests, when so issued, shall be duly authorized, validly issued, fully paid, and non-assessable.

(b)     Upon the Effective Date, unless otherwise consented to by the Plan Sponsor, (i) the New HIT Common Equity Interests shall not be registered under the Securities Laws, and shall not be listed for public trading on any securities exchange, and (ii) none of the Reorganized Debtors shall be a reporting company under the Exchange Act. Except as provided in the Plan or the Confirmation Order, the New HIT Common Equity Interests to be distributed under the Plan shall be issued in the names of such holders or their nominees.

7.9.            Exemption from Registration.

(a)      The offer, issuance, and distribution of the New HIT Common Equity Interests and New HITOP Interests shall be exempt, pursuant to section 1145 of the Bankruptcy Code, if applicable, or any similar federal, state, or local law in reliance on section 4(a)(2) of the Securities Act, or Regulation D promulgated thereunder, or such other exemption as may be available, without further act or action by any Entity, from registration under (i) the Securities Laws, as amended, and all rules and regulations promulgated thereunder, and (ii) any state or local law requiring registration for the offer, issuance, or distribution of securities.

(b)      The New HIT Common Equity Interests and New HITOP Interests shall be issued without registration under the Securities Laws, as amended, or any similar federal, state, or local law in reliance on available exemptions or section 1145 of the Bankruptcy Code and, if applicable, shall be freely tradable by the recipients thereof, subject to: (i) the provisions of section 1145(b)(1) of the Bankruptcy Code relating to the definition of an underwriter in section 2(a)(11) of the Securities Act; (ii) compliance with any rules and regulations of the Securities and Exchange Commission, if any, applicable at the time of any future transfer of such securities or instruments; and (iii) any applicable regulatory approval.

(c)      Notwithstanding anything to the contrary in the Plan, no entity shall be entitled to require a legal opinion regarding the validity of any transaction contemplated by the Plan, including, for the avoidance of doubt, whether the New HIT Common Equity Interests, the New HITOP Interests, and the shares thereof issued are exempt from registration, settlement, and depository services.

7.10.         Cancellation of Existing Securities and Agreements.

(a)      Except for the purpose of evidencing a right to a Plan Distribution under the Plan and except as otherwise set forth in the Plan, including with respect to Executory Contracts or Unexpired Leases that shall be assumed by the Debtors, on the Effective Date, all agreements, instruments, and other documents evidencing any Existing Preferred Equity Interest, the Existing HIT Common Equity Interests, or any other Interest (other than Intercompany Interests that are not modified by the Plan) and any rights of any holder in respect thereof shall be deemed cancelled, discharged, and of no force or effect and the obligations of the Debtors thereunder shall be deemed fully satisfied, released, and discharged.

(b)      Notwithstanding such cancellation and discharge, and subject to Section 7.13 hereof, the Existing Preferred Equity Interests and the Existing HIT Common Equity Interests, including any agreements related thereto, shall continue in effect solely to the extent necessary to (i) allow the holders of Allowed Existing Preferred Equity Interests and Existing HIT Common Equity Interests to receive Plan Distributions under the Plan, and (ii) allow the Debtors or the Reorganized Debtors, as applicable, to make post-Effective Date Plan Distributions or take such other action pursuant to the Plan on account of the Allowed Existing Preferred Equity Interests and Allowed Existing HIT Common Equity Interests and to otherwise exercise their rights and discharge their obligations relating to the interests of the holders of such Interests in accordance with the Plan, provided that nothing in this section shall affect the discharge of Claims and Interests pursuant to the Bankruptcy Code, the Confirmation Order, or the Plan or result in any liability or expense to the Reorganized Debtors.

(c)      Notwithstanding the foregoing, any provision in any document, instrument, lease, or other agreement that causes or effectuates, or purports to cause or effectuate, a default, termination, waiver, or other forfeiture of, or by, the Debtors of their interests, as a result of the cancellations, terminations, satisfaction, releases, or discharges provided for in this section shall be deemed null and void and shall be of no force and effect. Nothing contained herein shall be deemed to cancel, terminate, release, or discharge the obligation of the Debtors or any of their counterparties under any Executory Contract or Unexpired Lease to the extent such Executory Contract or Unexpired Lease has been assumed by the Debtors pursuant to a Final Order of the Bankruptcy Court or hereunder.

7.11.         Officers and Board of Directors.

(a)      To the extent then known and determined, the identities of the members of the New Board, as applicable, and to the extent applicable, the officers of each Reorganized Debtor, shall be disclosed at or prior to the Combined Hearing in accordance with section 1129(a)(5) of the Bankruptcy Code.

(b)      Commencing on the Effective Date, each of the directors, managers, and officers of each of the Reorganized Debtors shall be elected and serve pursuant to the terms of the applicable organizational documents, including any Amended Constituent Documents, of such Reorganized Debtor and may be replaced or removed in accordance with such organizational documents.

7.12.         Restructuring Transactions.

(a)      On or as soon as practicable after the Effective Date, the Reorganized Debtors shall, subject to the consent of the Plan Sponsor, take such actions as may be or become necessary or appropriate to effect any transaction described in, approved by, contemplated by, or necessary to effectuate the Plan (collectively, the “Restructuring Transactions”), including (i) the execution and delivery of appropriate agreements or other documents of merger, consolidation, restructuring, financing, conversion, disposition, transfer, dissolution, or liquidation containing terms that are consistent with the terms of the Plan and that satisfy the applicable requirements of applicable law, (ii) the execution and delivery of appropriate instruments of transfer, assignment, assumption, or delegation of any asset, property, right, liability, debt, or obligation on terms consistent with the terms of the Plan and having other terms to which the applicable parties agree, (iii) the filing of appropriate certificates or charters, formation, reincorporation, merger, consolidation, conversion, or dissolution, (iv) the effective sale of the hotels from the Company to the Plan Sponsor, by virtue of the issuance of the New HIT Common Equity Interests to the Plan Sponsor as provided for pursuant to the Plan, (v) the issuance of the New HIT Common Equity Interests and the New HITOP Interests, all of which shall be authorized and approved in all respects in each case without further action being required under applicable law, regulation, order, or rule, (vi) all other actions that the applicable Entities determine to be necessary or appropriate, including (A) making filings or recordings that may be required by applicable law, subject, in each case, to the organizational documents of the Reorganized Debtors, and (B) such other transactions that may be required or necessary to effectuate any of the Restructuring Transactions in the most tax-efficient manner, including mergers, consolidations, restructurings, conversions, dispositions, transfers, formations, organizations, dissolutions or liquidations; and (vii) the execution, delivery, and filing, if applicable, of the Exit Facility. The Restructuring Transactions may include a taxable transfer of all or a portion of the Debtors’ assets or Entities to one or more newly-formed Entities (or an affiliate or subsidiary of such Entity or Entities) formed and controlled by certain holders of Claims against or Interests in the Debtors and, in such case, the New HIT Common Equity Interests and New HITOP Interests to holders of DIP Claims and Existing Preferred Equity Interests pursuant to the Plan may comprise stock (and/or other interests) of such Entity or Entities.

(b)      Each officer, member of the board of directors, manager, or general partner of the Debtors is (and each officer, member of the board, or manager of the Reorganized Debtors shall be) authorized and directed to issue, execute, deliver, file, or record such contracts, securities, instruments, releases, indentures, and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement, and further evidence the terms and conditions of the Plan, the New HIT Common Equity Interests, the New HITOP Interests, and the CVRs issued pursuant to the Plan, the CVR Agreement and any Restructuring Transaction in the name of and on behalf of the Reorganized Debtors, all of which shall be authorized and approved in all respects, in each case, without the need for any further approvals, authorization, consents, or any further action required under applicable law, regulation, order, or rule (including, without limitation, any action by the stockholders, directors, managers, or general partners of the Debtors or the Reorganized Debtors) except for those expressly required pursuant to the Plan.

(c)      On the Effective Date, or as soon thereafter as is reasonably practicable, the Reorganized Debtors’ respective certificates of incorporation, bylaws, and Limited Partnership Agreement (and other formation and constituent documents relating to limited partnerships) shall be amended as may be required to be consistent with the provisions of the Plan, the New HIT Common Equity Interests, the New HITOP Interests, and the documents related to the Exit Facility, as applicable, and the Bankruptcy Code. Among other things, such amendments of the Limited Partnership Agreement shall include the elimination of any rights of the holder of the special general partnership interest in HITOP issued in accordance with the Limited Partnership Agreement. The organizational documents, including the Amended Constituent Documents, for the Reorganized Debtors shall, among other things: (i) authorize the issuance of the New HIT Common Equity Interests, the New HITOP Interests, and the CVRs; and (ii) pursuant to and only to the extent required by section 1123(a)(6) of the Bankruptcy Code, include a provision prohibiting the issuance of non-voting Equity Securities.

(d)     All matters provided for herein involving the corporate or limited partnership structure of the Debtors or the Reorganized Debtors, to the extent applicable, or any corporate, limited partnership, or related action required by the Debtors or the Reorganized Debtors in connection herewith shall be deemed to have occurred and shall be in effect, without any requirement of further action by the stockholders, members, directors, managers, general partners, or officers of the Debtors or the Reorganized Debtors, and with like effect as though such action had been taken unanimously by the stockholders, members, directors, managers, general partners, or officers, as applicable, of the Debtors or the Reorganized Debtors.

7.13.         Employee Matters.

Subject to Article X of this Plan, on the Effective Date, the Reorganized Debtors shall be deemed to have assumed all Employee Arrangements; provided, however, that the Debtors’ Employee Arrangements with their senior management executives shall be assumed as amended by the provisions contained in the Restructuring Support Agreement.

As of the Effective Date: (x) the Incentive Equity Plan is terminated; (y) all Incentive Equity Awards outstanding as of immediately prior to the Effective Date are (i) in the case of Incentive Equity Awards that are restricted shares of Existing HIT Common Equity Interests, fully vested, and (ii) in the case of Incentive Equity Awards that are restricted stock units, terminated and paid in the form of shares of Existing HIT Common Equity Interests (with each restricted stock unit to be paid in the form of one Existing HIT Common Equity Interest, and with restricted stock units subject to performance-based conditions to be paid assuming maximum performance); and (z) all Existing HIT Common Equity Interests vested or paid under subclause (y) are treated in accordance with Section 5.5(b) hereof. The termination of the Incentive Equity Plan and all Incentive Equity Awards outstanding thereunder and the payment of the Incentive Equity Awards are intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended and Treas. Reg. Section 1.409A-3(j)(4)(ix)(A) thereunder.

7.14.         Release of Avoidance Actions.

On the Effective Date, the Debtors, on behalf of themselves and their Estates, shall release any and all Avoidance Actions and the Debtors and the Reorganized Debtors, and any of their successors or assigns, and any Entity acting on behalf of the Debtors or the Reorganized Debtors, shall be deemed to have waived the right to pursue any and all Avoidance Actions, except for Avoidance Actions brought as counterclaims or defenses to claims asserted against the Debtors.

7.15.         Closing of Chapter 11 Cases.

The Reorganized Debtors shall, promptly after the full administration of the Chapter 11 Cases, file with the Bankruptcy Court all documents required by Bankruptcy Rule 3022 and any applicable order of the Bankruptcy Court to close the Chapter 11 Cases; provided, as of the Effective Date, the Reorganized Debtors may submit an order to the Bankruptcy Court under certification of counsel closing the Chapter 11 Case of Debtor HITOP and changing the caption of the Chapter 11 Cases accordingly; provided, further, that all motions, contested matters, adversary proceedings, and other matters may be heard and adjudicated in the Debtors’ Chapter 11 Case that remains open regardless of whether the applicable matter is against HIT or HITOP. Nothing in the Plan shall authorize the closing of any case effective as of a date that precedes the date any such order is entered. Any request for retroactive relief shall be made on motion served on the U.S. Trustee, and the Bankruptcy Court shall rule on such request after notice and a hearing. Upon the filing of a motion to close the last Chapter 11 Case remaining open, the Reorganized Debtors shall file a final report with respect to all of the Chapter 11 Cases pursuant to Local Rule 3022-1(c).

7.16.          Notice of Effective Date.

On the Effective Date, the Debtors shall file a notice of the occurrence of the Effective Date with the Bankruptcy Court.

7.17.         Corporate and Other Action.

(a)      On the Effective Date, the Amended Constituent Documents and any other applicable amended and restated corporate or other organizational documents of the Debtors shall be deemed authorized in all respects.

(b)     Any action under the Plan to be taken by or required of the Debtors, including, without limitation, the adoption or amendment of their charter and bylaws or certificate of limited partnership and Limited Partnership Agreement, the issuance of securities and instruments, the Exit Facility, or the selection of officers or directors, shall be authorized and approved in all respects, without any requirement of further action by the Debtors’ equity holders, holders of partnership interests, general partner, board of directors, or similar body, as applicable.

(c)      The Debtors shall be authorized to execute, deliver, file, and record such documents (including, without limitation, the Plan Documents), contracts, instruments, releases and other agreements and take such other action as may be necessary to effectuate and further evidence the terms and conditions of the Plan, without the necessity of any further Bankruptcy Court, corporate, limited partnership, board of directors, member, general partner, or stockholder approval or action. In addition, the selection of the Persons who will serve as the initial managers, officers, and directors of the Reorganized Debtors as of the Effective Date shall be deemed to have occurred and be effective on and after the Effective Date without any requirement of further action by the board of directors or equity holders of the applicable Reorganized Debtors.

7.18.         Approval of Plan Documents.

The solicitation of votes with respect to the Plan shall be deemed a solicitation for the approval of the Plan and all transactions contemplated hereunder (and subject to the terms and conditions set forth herein). Entry of the Confirmation Order shall constitute approval of the Plan Documents and such transactions. On the Effective Date, the Debtors shall be authorized to enter into, file, execute, and/or deliver each of the Plan Documents and any other agreement or instrument issued in connection with any Plan Document without the necessity of any further corporate, board, stockholder, manager, general partner, or similar action.

ARTICLE VIII.

CVR DISTRIBUTIONS AND RELATED MATTERS

8.1.           CVR Payments.

Holders of CVRs will be entitled to receive distributions subject to the terms and conditions of the CVR Agreement upon certain Monetization Events or upon the Maturity Date (defined below). A full description of such terms and conditions, including the “waterfall” applicable to all distributions, can be found in the CVR Agreement, attached hereto as Exhibit A.

If and when a payment obligation to the holders of CVRs is triggered pursuant to the CVR Agreement, the Reorganized Debtors shall make payments to the holders of CVRs reasonably promptly following the applicable triggering event for such payment, in accordance with the terms and conditions of the CVR Agreement.

Among other limitations on the circumstances under which a payment would be made to holders of the CVRs, no payment will be made to holders of CVRs if the Adjusted EBITDA (as defined in the CVR Agreement) of the applicable assets in the CVR Asset Pool does not exceed certain specified hurdles.

The maximum amount of payments made to holders of CVRs will not be permitted to exceed $6.00 per CVR.

8.2.            Maturity Date of CVRs.

Subject to the conditions and limitations set forth in the CVR Agreement, the holders of CVRs may have the right to receive payments in respect of the CVRs on the fifth anniversary of the Effective Date (the “Maturity Date”), which may be extended to the seventh anniversary of the Effective Date by the board directors of the Reorganized Company, in its sole discretion. The right to receive payments in respect of CVRs may expire sooner if certain payments have already been made in respect of the CVRs, as set forth in the CVR Agreement.

8.3.            Securities Law Considerations.

The CVRs are not securities and are non-transferable except for certain limited permitted transfers as set forth in the CVR Agreement. The CVRs are not subject to registration under the Securities Laws or any other applicable law.

8.4.            Certain Covenants.

The Reorganized Debtors shall not, and shall not cause or permit their direct or indirect subsidiaries to, amend their constituent documents or enter into or undergo any consolidation, merger, or similar transaction, reorganization, transfer of assets, dissolution, issue or sale of securities, or take any other voluntary action, in each case, for the primary purpose of causing the requirements for payment of the CVRs to not be satisfied.

Without the consent of the Independent Director(s), the Reorganized Debtors shall not, and shall cause their direct or indirect subsidiaries to not, take any action or enter into any agreement that is disproportionately adverse to the economic interests of the holders of the CVRs when compared to the holders of New HIT Common Equity Interest.

The Reorganized Debtors shall not, and shall not cause or permit their direct or indirect subsidiaries to, enter into or engage in certain transactions with an affiliate or a related party.

8.5.            Reporting.

The Reorganized Debtors shall make information available periodically with respect to the CVR Asset Pool on a confidential website only accessible to holders of CVRs and the Plan Sponsor in accordance with the terms of the CVR Agreement.

8.6.            Inconsistency Between Plan and CVR Agreement.

The provisions of this Article VIII are subject to, and qualified in all respects, by the specific terms and conditions set forth in the CVR Agreement. In the event of an inconsistency between this Plan and the CVR Agreement, the terms and conditions of the CVR Agreement shall govern.

ARTICLE IX.

DISTRIBUTIONS

9.1.            Plan Distributions Generally.

One or more Disbursing Agents shall make all Plan Distributions under the Plan to the appropriate holders of Claims and Interests in accordance with the terms of the Plan. For the avoidance of doubt, the Reorganized Debtors may, but are not required to, serve as the Disbursing Agent under the Plan.

9.2.            Distribution Record Date.

As of the close of business on the Effective Date, the various lists of holders of Interests in each Class, as maintained by the Debtors or their respective agents, shall be deemed closed, and there shall be no further changes in the record holders of any of the Interests. The Debtors or the Reorganized Debtors shall have no obligation to recognize any transfer of Interests occurring on or after the Effective Date. In addition, with respect to payment of any cure amounts owed pursuant to Bankruptcy Code section 365(b) or disputes over any cure amounts, neither the Debtors nor the Disbursing Agent shall have any obligation to recognize or deal with any party other than the non-Debtor party to the applicable Executory Contract or Unexpired Lease as of the Effective Date, even if such non-Debtor party has sold, assigned, or otherwise transferred its Claim for a cure amount.

9.3.            Date of Plan Distributions.

Except as otherwise provided in the Plan, any Plan Distributions and deliveries to be made under the Plan shall be made on the Effective Date or as otherwise determined in accordance with the Plan, or as soon as practicable thereafter; provided that the Reorganized Debtors may implement periodic Plan Distribution dates to the extent they determine them to be appropriate.

9.4.            Disbursing Agent.

All Plan Distributions shall be made by the Disbursing Agent, on behalf of the applicable Debtor (unless otherwise provided herein), on or after the Effective Date or as otherwise provided herein. The Disbursing Agent shall not be required to give any bond or surety or other security for the performance of its duties, and all reasonable and documented fees and expenses incurred by such Disbursing Agent directly related to Plan Distributions hereunder shall be reimbursed by the Reorganized Debtors. The Reorganized Debtors shall cooperate in good faith with the applicable Disbursing Agent (if other than the Reorganized Debtors) to comply with the reporting and withholding requirements outlined in the Plan. For the avoidance of doubt, the Disbursing Agent shall not have any responsibilities with respect to the CVRs.

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9.5.            Rights and Powers of Disbursing Agent.

(a)            From and after the Effective Date, the Disbursing Agent, solely in its capacity as Disbursing Agent, shall be exculpated by all Entities, including, without limitation, holders of Claims against and Interests in the Debtors and other parties in interest, from any and all Claims, Causes of Action, and other assertions of liability arising out of the discharge of the powers and duties conferred upon such Disbursing Agent by the Plan or any order of the Bankruptcy Court entered pursuant to or in furtherance of the Plan, or applicable law, except for actions or omissions to act arising out of the gross negligence or willful misconduct, fraud, malpractice, criminal conduct, or ultra vires acts of such Disbursing Agent. No holder of a Claim or Interest or other party in interest shall have or pursue any claim or Cause of Action against the Disbursing Agent, solely in its capacity as Disbursing Agent, for making payments in accordance with the Plan or for implementing provisions of the Plan, except for actions or omissions to act arising out of the gross negligence or willful misconduct, fraud, malpractice, criminal conduct, or ultra vires acts of such Disbursing Agent.

(b)            The Disbursing Agent shall be empowered to (i) effect all actions and execute all agreements, instruments, and other documents necessary to perform its duties hereunder, (ii) make all Plan Distributions contemplated hereby, and (iii) exercise such other powers as may be vested in the Disbursing Agent by order of the Bankruptcy Court, pursuant to the Plan, or as deemed by the Disbursing Agent to be necessary and proper to implement the provisions hereof.

9.6.            Expenses of Disbursing Agent.

Except as otherwise ordered by the Bankruptcy Court, any reasonable and documented fees and expenses incurred by the Disbursing Agent acting in such capacity (including reasonable documented attorneys’ fees and expenses) on or after the Effective Date shall be paid in Cash by the Reorganized Debtors in the ordinary course of business.

9.7.            Delivery of Plan Distributions.

All Plan Distributions to any holder of an Allowed Claim as and when required by the Plan shall be made by the Disbursing Agent. In the event that any Plan Distribution to any holder is returned as undeliverable, no further Plan Distributions shall be made to such holder unless and until the Disbursing Agent is notified in writing of such holder’s then-current address, at which time all currently due, missed Plan Distributions shall be made to such holder as soon as reasonably practicable thereafter without interest. Nothing herein shall require the Disbursing Agent to attempt to locate holders of undeliverable Plan Distributions and, if located, assist such holders in complying with this Section 9.7.

9.8.            Proofs of Claim; Disputed Claims Process.

Notwithstanding section 502(a) of the Bankruptcy Code, and in light of the Unimpaired status of Classes 1, 2, 3, 4, and 7 under the Plan, except as provided in Section 10.3 with respect to rejection damage Claims, holders of Claims or Interests need not file Proofs of Claim, and the Reorganized Debtors and the holders of Claims shall determine, adjudicate, and resolve any disputes over the validity and amounts of such Claims in the ordinary course of business as if the Chapter 11 Cases had not been commenced except that (unless expressly waived pursuant to the Plan) the Allowed amount of such Claims shall be subject to the limitations or maximum amounts permitted by the Bankruptcy Code, including sections 502 and 503 of the Bankruptcy Code, to the extent applicable.

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Upon the Effective Date, all Proofs of Claim filed against the Debtors, regardless of the time of filing, and including Claims filed after the Effective Date, shall be deemed withdrawn, other than as provided below, and such creditor that files a Proof of Claim with the Bankruptcy Court retains any right it may have to pursue remedies in a forum other than the Bankruptcy Court in accordance with applicable. Notwithstanding anything in this Section 9.8, (a) all Claims against the Debtors that result from the Debtors’ rejection of an Executory Contract or Unexpired Lease, (b) disputes regarding the amount of any cure pursuant to section 365 of the Bankruptcy Code, and (c) Claims that the Debtors seek to have determined by the Bankruptcy Court, shall in all cases be determined by the Bankruptcy Court. From and after the Effective Date, the Reorganized Debtors may satisfy, dispute, settle, or otherwise compromise any Claim without approval of the Bankruptcy Court in the ordinary course of business.

9.9.            Postpetition Interest.

Except as otherwise specifically provided for in the Plan, the Confirmation Order, or another order of the Bankruptcy Court or required by the Bankruptcy Code, or as otherwise agreed by the Reorganized Debtors, interest shall not accrue or be paid on any Claims on or after the Petition Date.

9.10.            Unclaimed Property.

Undeliverable Plan Distributions or unclaimed Plan Distributions shall remain in the possession of the Reorganized Debtors until such time as a Plan Distribution becomes deliverable or the holder accepts Plan Distribution, or such Plan Distribution reverts back to the Reorganized Debtors, and shall not be supplemented with any interest, dividends, or other accruals of any kind. Such Plan Distributions shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code at the expiration of one hundred and eighty (180) days from the date of the attempted Plan Distribution. After such date, all unclaimed property or interest in property shall revert to the Reorganized Debtors, and the Claim of any other holder to such property or interest in property shall be discharged and forever barred. The Reorganized Debtors and the Disbursing Agent shall have no obligation to attempt to locate any holder of an Allowed Claim other than by reviewing the Debtors’ books and records and filings with the Bankruptcy Court.

9.11.            Time Bar to Cash Payments.

Checks issued by the Disbursing Agent in respect of Allowed Claims shall be null and void if not negotiated within one hundred and eighty (180) days after the date of issuance thereof. Thereafter, the amount represented by such voided check shall irrevocably revert to the Reorganized Debtors, and any Claim in respect of such voided check shall be discharged and forever barred, notwithstanding any federal or state escheat laws to the contrary. Requests for re-issuance of any check shall be made to the Disbursing Agent by the holder of the Allowed Claim to whom such check was originally issued.

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9.12.            Manner of Payment under Plan.

Except as otherwise specifically provided in the Plan, at the option of the Debtors or the Reorganized Debtors, as applicable, any Cash payment to be made hereunder may be made by a check or wire transfer or as otherwise required or provided in applicable agreements or customary practices of the Debtors.

9.13.            Satisfaction of Claims.

Except as otherwise specifically provided in the Plan, any Plan Distributions and deliveries to be made on account of Allowed Claims under the Plan shall be in complete and final satisfaction, settlement, and discharge of and exchange for such Allowed Claims.

9.14.            Setoffs.

Except as otherwise expressly provided for herein, each Reorganized Debtor, pursuant to the Bankruptcy Code (including section 553 of the Bankruptcy Code), applicable non-bankruptcy law, or as may be agreed to by the holder of a Claim, may set off against any Allowed Claim and the distributions to be made pursuant to the Plan on account of such Allowed Claim (before any distribution is made on account of such Allowed Claim), any claims, rights, and Causes of Action of any nature that such Debtor or Reorganized Debtor, as applicable, may hold against the holder of such Allowed Claim, to the extent such Claims, rights, or Causes of Action against such holder have not been otherwise compromised or settled on or prior to the Effective Date (whether pursuant to the Plan or otherwise); provided, however, that neither the failure to effect such a setoff nor the allowance of any Claim pursuant to the Plan shall constitute a waiver or release by such Reorganized Debtor of any such Claims, rights, and Causes of Action that such Reorganized Debtor may possess against such holder. In no event shall any holder of Claims be entitled to set off any such Claim against any Claim, right, or Cause of Action of the Debtor or Reorganized Debtor (as applicable), unless such holder has filed a motion with the Bankruptcy Court requesting the authority to perform such setoff on or before the Confirmation Date, and notwithstanding any indication in any Proof of Claim or otherwise that such holder asserts, has, or intends to preserve any right of setoff pursuant to section 553 of the Bankruptcy Code or otherwise.

9.15.            Withholding and Reporting Requirements.

(a)            Withholding Rights. In connection with the Plan, any party issuing any instrument or making any Plan Distribution described in the Plan shall comply with all applicable withholding and reporting requirements imposed by any federal, state, or local taxing authority, and all Plan Distributions pursuant to the Plan and all related agreements shall be subject to any such withholding or reporting requirements. In the case of a non-Cash Plan Distribution that is subject to withholding, the distributing party may withhold an appropriate portion of such distributed property and either (i) sell such withheld property to generate Cash necessary to pay the withholding tax (or reimburse the distributing party for any advanced payment of the withholding tax), or (ii) pay the withholding tax using its own funds and retain such withheld property. Any amounts withheld pursuant to the preceding sentence shall be deemed to have been distributed to and received by the applicable recipient for all purposes of the Plan. Notwithstanding the foregoing, each Entity that receives a Plan Distribution pursuant to the Plan shall have responsibility for any taxes imposed by any Governmental Unit, including, without limitation, income, withholding, and other taxes, on account of such Plan Distribution. Any party issuing any instrument or making any Plan Distribution pursuant to the Plan has the right, but not the obligation, to not make a Plan Distribution until such holder has made arrangements reasonably satisfactory to such issuing or disbursing party for payment of any such tax obligations.

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(b)            Forms. Any party entitled to receive any property as an issuance or Plan Distribution under the Plan shall, upon request, deliver to the Disbursing Agent or such other Person designated by the Reorganized Debtors (which Person shall subsequently deliver to the Disbursing Agent any applicable IRS Form W-8 or Form W-9 received) an appropriate Form W-9 or (if the payee is a foreign Person) Form W-8 and any other forms or documents reasonably requested by any Reorganized Debtor to reduce or eliminate any withholding required by any federal, state, or local taxing authority.

ARTICLE X.

EXECUTORY CONTRACTS AND UNEXPIRED LEASES

10.1.            General Treatment; Assumption and Rejection of Executory Contracts or Unexpired Leases.

(a)            As of and subject to the occurrence of the Effective Date and the payment of any applicable cure amounts owed pursuant to Bankruptcy Code section 365(b), all Executory Contracts and Unexpired Leases to which any of the Debtors are parties, and which have not expired or terminated by their own terms on or prior to the Effective Date, including—subject to Section 7.13—Employee Arrangements, shall be deemed assumed by the Debtors, without the need for any further notice to or action, order, or approval of the Bankruptcy Court, unless such Executory Contract or Unexpired Lease: (1) was previously assumed or rejected previously by the Debtors; (2) was previously expired or terminated pursuant to its own terms, (3) is the subject of a motion to reject filed on or before the Effective Date, or (4) is identified on the Schedule of Rejected Contracts and Leases.

(b)            Subject to the occurrence of the Effective Date, entry of the Confirmation Order shall constitute approval of the assumptions or assumptions and assignments provided for in the Plan pursuant to sections 365(a) and 1123 of the Bankruptcy Code and a determination by the Bankruptcy Court that the Reorganized Debtors have provided adequate assurance of future performance under each assumed Executory Contract and Unexpired Lease. Each Executory Contract and Unexpired Lease assumed or assumed and assigned pursuant to the Plan shall vest in and be fully enforceable by the applicable Reorganized Debtor in accordance with its terms, except as modified by the provisions of the Plan, any order of the Bankruptcy Court authorizing and providing for its assumption, or applicable law; provided that the assumption of Executory Contracts and Unexpired Leases hereunder may include the assignment of certain of such contracts to affiliates.

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(c)            Except as otherwise provided herein or agreed to by the Debtors and the applicable counterparty, each assumed Executory Contract or Unexpired Lease shall include all modifications, amendments, supplements, restatements, or other agreements related thereto, and all rights related thereto, if any, including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, and any other interests. To the maximum extent permitted by law, to the extent any provision in any Executory Contract or Unexpired Lease assumed pursuant to the Plan restricts or prevents, or purports to restrict or prevent, or is breached or deemed breached by, the assumption of such Executory Contract or Unexpired Lease (including any “change of control,” “ipso facto,” bankruptcy default or similar provisions), then such provision shall be unenforceable or deemed modified such that the transactions contemplated by the Plan shall not entitle the non-Debtor party thereto to terminate or modify such Executory Contract or Unexpired Lease or to exercise any other default-related rights with respect thereto. Modifications, amendments, supplements, and restatements to prepetition Executory Contracts and Unexpired Leases that have been executed by the Debtors during the Chapter 11 Cases shall not be deemed to alter the prepetition nature of the Executory Contract or Unexpired Lease or the validity, priority, or amount of any Claims that may arise in connection therewith.

10.2.            Cure of Defaults for Assumed Executory Contracts and Unexpired Leases.

The Reorganized Debtors shall satisfy any monetary defaults under any Executory Contract or Unexpired Lease to be assumed hereunder, to the extent required by section 365(b)(1) of the Bankruptcy Code, upon assumption thereof in the ordinary course of business. If a counterparty to any Executory Contract or Unexpired Lease believes any amounts are due as a result of such Debtor’s monetary default thereunder, it shall assert a Cure Claim against the Debtors or Reorganized Debtors, as applicable, in the ordinary course of business, subject to all defenses the Debtors or Reorganized Debtors may have with respect to such Cure Claim. Any Cure Claim shall be deemed fully satisfied, released and discharged upon payment by the Reorganized Debtors of the applicable Cure Claim; provided, that nothing herein shall prevent the Reorganized Debtors from paying any Cure Claim despite the failure of the relevant counterparty to assert or file such request for payment of such Cure Claim. The Debtors, with the consent of the Plan Sponsor, or the Reorganized Debtors, as applicable, may settle any Cure Claims without any further notice to or action, order or approval of the Bankruptcy Court.

Any objection to the assumption of an Executory Contract or Unexpired Lease under the Plan, including an objection regarding the ability of the Reorganized Debtors to provide “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code), must be filed with the Bankruptcy Court on or before the deadline set by the Bankruptcy Court for objecting to confirmation of the Plan, or such other deadline as may have been established by order of the Bankruptcy Court. To the extent any such objection is not determined by the Bankruptcy Court at the Combined Hearing, such objection may be heard and determined at a subsequent hearing. Any counterparty to an Executory Contract or Unexpired Lease that does not timely object to the proposed assumption of any Executory Contract or Unexpired Lease by the deadline established by the Bankruptcy Court will be deemed to have consented to such assumption.

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In the event of a dispute regarding (a) the amount of any Cure Claim, (b) the ability of the Reorganized Debtors to provide “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code) under the Executory Contract or Unexpired Lease to be assumed or (c) any other matter pertaining to assumption or the payment of Cure Claims required by section 365(b)(1) of the Bankruptcy Code, payment of a Cure Claim, if any, shall occur as soon as reasonably practicable after entry of a Final Order or Final Orders resolving such dispute and approving such assumption. The Debtors (with the consent of the Plan Sponsor), or Reorganized Debtors, as applicable, reserve the right at any time to move to reject any Executory Contract or Unexpired Lease prior to the Effective Date based upon the existence of any unresolved dispute or upon a resolution of such dispute that is unfavorable to the Debtors or Reorganized Debtors.

Assumption of any Executory Contract or Unexpired Lease pursuant to the Plan or otherwise, and full payment of any applicable Cure Claims pursuant to the Plan, shall result in the full release and satisfaction of any Claims or defaults, whether monetary or non-monetary, including defaults of provisions restricting the change in control or ownership interest composition or other bankruptcy-related defaults, arising under any assumed Executory Contract or Unexpired Lease at any time prior to the date that the Reorganized Debtors assume such Executory Contract or Unexpired Lease.

10.3.            Rejection of Executory Contracts or Unexpired Leases.

Unless otherwise provided in the Plan or the Plan Supplement, each Executory Contract and Unexpired Lease, if any, set forth on the Schedule of Rejected Contracts and Leases (which, if any, shall be included in the Plan Supplement) shall be deemed rejected, without the need for any further notice to or action, order, or approval of the Bankruptcy Court, as of the Effective Date under sections 365 and 1123 of the Bankruptcy Code. The Debtors reserve the right to alter, amend, modify, or supplement the Schedule of Rejected Contracts and Leases at any time through and including the Effective Date.

Proofs of claim with respect to Claims arising from the rejection of Executory Contracts or Unexpired Leases, if any, must be filed with the Bankruptcy Court within 30 days after the Effective Date. Any Claims arising from the rejection of an Executory Contract or Unexpired Lease not filed within such time shall not be entitled to a distribution in these Chapter 11 Cases absent further Bankruptcy Court order. Claims arising from the rejection of the Executory Contracts or Unexpired Leases to which any Debtor is a party shall be classified as general unsecured claims, subject to any applicable limitation or defense under the Bankruptcy Code and applicable law.

10.4.            Survival of the Debtors’ Indemnification Obligations and Guarantees.

(a)            Any obligations of the Debtors pursuant to their corporate charters, bylaws, Limited Partnership Agreement, or other organizational documents to indemnify current and former officers, directors, agents, and/or employees with respect to all present and future actions, suits, and proceedings against the Debtors or such directors, officers, agents, and/or employees, based upon any act or omission for or on behalf of the Debtors, shall not be discharged or impaired by confirmation of the Plan. Any Claim based on such obligations shall not be a Disputed Claim, Disallowed Claim, or subject to any objection in either case by reason of section 502(e)(1)(B) of the Bankruptcy Code. None of the Reorganized Debtors shall amend and/or restate their respective governance documents before or after the Effective Date to terminate or adversely affect any obligations to provide such indemnification rights or such directors’, officers’, employees’, or agents’ indemnification rights.

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(b)            In addition, after the Effective Date, the Reorganized Debtors shall not terminate or otherwise reduce the coverage under the D&O Liability Insurance Policies in effect or purchased as of the Petition Date, and all members, managers, directors, and officers who served in such capacity at any time before the Effective Date shall be entitled to the full benefits of any such policy for the full term of such policy regardless of whether such members, managers, directors, and/or officers remain in such positions after the Effective Date, in each case, to the extent set forth in such policies.

(c)            On the Effective Date, all guarantees, indemnities, or other credit support provided by a Debtor in support of the primary obligations of another Debtor or any Non-Debtor Subsidiary shall be Unimpaired by the Plan and reinstated to their position immediately prior to the Petition Date.

10.5.            Severance Contracts and Programs.

Except as otherwise expressly provided in the Plan, a prior order of the Bankruptcy Court or to the extent subject to a motion pending before the Bankruptcy Court as of the Effective Date, all severance benefit plans and policies for former employees (including any severance contracts between one or more of the Debtors and a former employee that were in effect as of or after the Petition Date), to the extent contemplated by the DIP Budget (as defined in the Interim DIP Order and Final DIP Order), are treated as Executory Contracts under the Plan and on the Effective Date shall be assumed pursuant to the provisions of sections 365 and 1123 of the Bankruptcy Code.

10.6.            Insurance Policies.

All insurance policies (including all directors’ and officers’ insurance policies and tail or run-off coverage liability insurance) pursuant to which any Debtor has any rights or obligations in effect as of the date of the Confirmation Order shall be deemed and treated as Executory Contracts pursuant to the Plan and shall be assumed by the respective Debtors and the Reorganized Debtors and shall continue in full force and effect thereafter in accordance with their respective terms. All other insurance policies shall vest in the Reorganized Debtors.

10.7.            Intellectual Property Licenses and Agreements.

All intellectual property contracts, licenses, royalties, or other similar agreements to which the Debtors have any rights or obligations in effect as of the date of the Confirmation Order shall be deemed and treated as Executory Contracts pursuant to the Plan and shall be assumed by the respective Debtors and shall continue in full force and effect unless any such intellectual property contract, license, royalty, or other similar agreement otherwise is specifically rejected pursuant to a separate order of the Bankruptcy Court or is the subject of a separate rejection motion filed by the Debtors. Unless otherwise noted hereunder, all other intellectual property contracts, licenses, royalties, or other similar agreements shall vest in the Reorganized Debtors and the Reorganized Debtors may take all actions as may be necessary or appropriate to ensure such vesting as contemplated herein.

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10.8.	Modifications, Amendments, Supplements, Restatements, or Other Agreements.

Unless otherwise provided herein or by separate order of the Bankruptcy Court, each Executory Contract and Unexpired Lease that is assumed shall include any and all modifications, amendments, supplements, restatements, or other agreements made directly or indirectly by any agreement, instrument, or other document that in any manner affects such Executory Contract or Unexpired Lease, without regard to whether such agreement, instrument, or other document is listed in any notice of assumed contracts.

10.9.	Reservation of Rights.

(a)            Neither the exclusion nor inclusion of any contract or lease by the Debtors on any exhibit, schedule, or other annex to this Plan or in the Plan Supplement, nor anything contained in the Plan, will constitute an admission by the Debtors that any such contract or lease is or is not in fact an Executory Contract or Unexpired Lease or that the Debtors or the Reorganized Debtors or their respective affiliates have any liability thereunder.

(b)            Except as otherwise provided in this Plan, nothing in this Plan shall waive, excuse, limit, diminish, or otherwise alter any of the defenses, claims, Causes of Action, or other rights of the Debtors and the Reorganized Debtors under any executory or non-Executory Contract or any unexpired or expired lease.

(c)            Nothing in this Plan shall increase, augment, or add to any of the duties, obligations, responsibilities, or liabilities of the Debtors or the Reorganized Debtors under any executory or non-Executory Contract or any unexpired or expired lease.

(d)            If there is a dispute regarding whether a contract or lease is or was executory or unexpired at the time of assumption or rejection under this Plan, the Debtors or the Reorganized Debtors, as applicable, shall have 60 days following entry of a Final Order resolving such dispute to alter their treatment of such contract or lease by filing a notice indicating such altered treatment.

ARTICLE XI.

CONDITIONS PRECEDENT TO
CONSUMMATION OF THE PLAN

11.1.	Conditions Precedent to Effective Date.

The following are conditions precedent to the Effective Date of the Plan:

(a)            the Confirmation Order, in form and substance reasonably acceptable to the Debtors and the Plan Sponsor, having become a Final Order and remaining in full force and effect;

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(b)            all actions, agreements and documents, including the Plan Documents and the Plan Supplement, in form and substance consistent with, and in form and substance as required by the approvals and consents set forth in, the RSA, being filed with the Bankruptcy Court, executed and delivered, and any conditions (other than the occurrence of the Effective Date or certification by the Debtors that the Effective Date has occurred) contained therein having been satisfied or waived in accordance therewith;

(c)            a chapter 11 trustee, a responsible officer, or an examiner with enlarged powers relating to the operation of the businesses of the Debtors (powers beyond those set forth in section 1106(a)(3) and (4) of the Bankruptcy Code) not having been appointed in any of the Chapter 11 Cases;

(d)            the Amended Constituent Documents, in form and substance attached as Exhibits to the Plan Supplement, shall have been filed with the applicable authorities of the relevant jurisdictions of incorporation or formation and shall have become effective in accordance with such jurisdictions’ corporation or limited partnership laws;

(e)            the issuance of the New HIT Common Equity Interests, the New HITOP Interests, and the CVRs, and the consummation of the Exit Facility;

(f)            the RSA remaining in full force and effect and not having been terminated;

(g)            the payment of Restructuring Expenses incurred during the period prior to the Effective Date to the extent invoiced to the Debtors, except as otherwise provided in Section 3.3 hereof with respect to Professional Fee Claims;

(h)            all actions, documents, certificates, and agreements necessary to implement this Plan having been effected or executed and delivered to the required parties and, to the extent required, filed with the applicable Governmental Units in accordance with applicable laws obtaining;

(i)            all governmental and third-party approvals and consents, including Bankruptcy Court approval, as necessary in connection with the transactions provided for in this Plan, these approvals not being subject to unfulfilled conditions, being in full force and effect, and all applicable waiting periods having expired without any action having been taken by any competent authority that would restrain, prevent, or otherwise impose materially adverse conditions on such transactions; and,

(j)            the payment and satisfaction in full of all statutory fees and obligations then due and payable to the office of the U.S. Trustee.

11.2.	Waiver of Conditions Precedent.

(a)            Except as otherwise provided herein, all actions required to be taken on the Effective Date shall take place and shall be deemed to have occurred simultaneously and no such action shall be deemed to have occurred prior to the taking of any other such action. Each of the conditions precedent in Section 11.1 of the Plan may be waived in writing by the Debtors with the prior written consent of the Plan Sponsor without leave of or order of the Bankruptcy Court.

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(b)            The stay of the Confirmation Order pursuant to Bankruptcy Rule 3020(e) shall be deemed waived by and upon the entry of the Confirmation Order, and the Confirmation Order shall take effect immediately upon its entry.

11.3.	Effect of Failure of a Condition.

If the conditions listed in Section 11.1 of the Plan are not satisfied or waived in accordance with Section 11.2 of the Plan on or before the first Business Day that is more than 90 days after the date on which the Confirmation Order is entered or by such later date as set forth by the Debtors in a notice filed with the Bankruptcy Court prior to the expiration of such period, the Plan shall be null and void in all respects and nothing contained in the Plan or the Disclosure Statement shall (a) constitute a waiver or release of any Claims against or any Interests in the Debtors or claims by the Debtors, (b) prejudice in any manner the rights of any Entity, or (c) constitute an admission, acknowledgement, offer, or undertaking by the Debtors or the Plan Sponsor, or any other Entity.

ARTICLE XII.

EFFECT OF CONFIRMATION OF PLAN

12.1.            Vesting of Assets.

Except as otherwise provided herein, or in any agreement, instrument, or other document incorporated in the Plan (including the Restructuring Transactions), on the Effective Date, pursuant to sections 1141(b) and (c) of the Bankruptcy Code, all assets and property of the Estates shall vest in the Reorganized Debtors, free and clear of all Claims, Liens, encumbrances, charges, and other interests, except as provided pursuant to the Plan, the Confirmation Order, or the Exit Facility. On and after the Effective Date, the Reorganized Debtors may take any action, including, without limitation, the operation of their businesses; the use, acquisition, sale, lease and disposition of property; and the entry into transactions, agreements, understandings, or arrangements, whether in or other than in the ordinary course of business, and execute, deliver, implement, and fully perform any and all obligations, instruments, documents, and papers or otherwise in connection with any of the foregoing, free of any restrictions of the Bankruptcy Code or Bankruptcy Rules and in all respects as if there were no pending cases under any chapter or provision of the Bankruptcy Code, except as expressly provided herein. Without limiting the foregoing, the Reorganized Debtors may pay the charges that they incur on or after the Effective Date for professional fees, disbursements, expenses, or related support services without application to the Bankruptcy Court.

12.2.            Binding Effect.

As of the Effective Date, the Plan shall bind all holders of Claims against and Interests in the Debtors and their respective successors and assigns, notwithstanding whether any such holders were (a) Impaired or Unimpaired under the Plan, (b) deemed to accept or reject the Plan, (c) failed to vote to accept or reject the Plan, or (d) voted to reject the Plan.

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12.3.            Deemed Consent to Change of Control of Debtors.

As of the Effective Date, any counterparty to a contract with the Debtors or the Non-Debtor Subsidiaries shall be deemed to have consented to the change of control of the Debtors occurring pursuant to this Plan, and is forever barred and enjoined from declaring a breach, default, or otherwise proceeding against the Debtors or Non-Debtor Subsidiaries with respect to any such counterparty contract provisions otherwise triggered by a change of control of the Debtors; provided that such counterparty received actual notice of this Plan and the Disclosure Statement.

12.4.            Discharge of Claims and Termination of Interests.

Upon the Effective Date and in consideration of the Plan Distributions to be made under the Plan, except as otherwise expressly provided herein, each holder (as well as any representatives, trustees, or agents on behalf of each holder) of a Claim or Interest shall be deemed to have forever waived, released, and discharged the Debtors, to the fullest extent permitted by section 1141 of the Bankruptcy Code, of and from any and all Claims, Interests, rights, and liabilities that arose prior to the Effective Date. Upon the Effective Date, all such Entities shall be forever precluded and enjoined, pursuant to section 524 of the Bankruptcy Code, from prosecuting or asserting any such discharged Claim against or terminated Interest in the Debtors against the Debtors, the Reorganized Debtors, or any of their assets or property, whether or not such holder has filed a Proof of Claim and whether or not the facts or legal bases therefor were known or existed prior to the Effective Date; provided, however, that nothing contained in this Section 12.4 or otherwise shall affect the rights of holders of Claims or Interests to enforce any rights contained in the Plan.

12.5.            Term of Injunctions or Stays.

Unless otherwise provided herein, the Confirmation Order, or in a Final Order of the Bankruptcy Court, all injunctions or stays arising under or entered during the Chapter 11 Cases under section 105 or 362 of the Bankruptcy Code, or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect until the later of the Effective Date and the date indicated in the order providing for such injunction or stay.

12.6.            Injunction.

(a)            Except as otherwise specifically provided in the Plan or the Confirmation Order, as of the Confirmation Date, but subject to the occurrence of the Effective Date, all Persons or Entities, and all other parties in interest, along with their present or former employees, agents, officers, directors, principals, representatives, and affiliates are, with respect to any Claims or Interests being released, exculpated, or discharged pursuant to this Plan, permanently enjoined after the Confirmation Date from: (i) commencing, conducting, or continuing in any manner, directly or indirectly, any suit, action, or other proceeding of any kind (including any proceeding in a judicial, arbitral, administrative, or other forum) against or affecting the Debtors, their Estates or any of their property, wherever located, or any direct or indirect transferee of any property, wherever located, of, or direct or indirect successor in interest to, any of the foregoing Persons or any property, wherever located, of any such transferee or successor; (ii) enforcing, levying, attaching (including any pre-judgment attachment), collecting, or otherwise recovering by any manner or means, whether directly or indirectly, any judgment, award, decree, or order against the Debtors, or their Estates or any of their property, wherever located, or any direct or indirect transferee of any property, wherever located, of, or direct or indirect successor in interest to, any of the foregoing Persons, or any property, wherever located, of any such transferee or successor; (iii) creating, perfecting, or otherwise enforcing in any manner, directly or indirectly, any encumbrance of any kind against the Debtors or their Estates or any of their property, wherever located, or any direct or indirect transferee of any property, of, or successor in interest to, any of the foregoing Persons; or (iv) acting or proceeding in any manner, in any place whatsoever, that does not conform to or comply with the provisions of the Plan to the full extent permitted by applicable law (including, without limitation, commencing or continuing, in any manner or in any place, any action that does not comply with or is inconsistent with the provisions of the Plan) to the fullest extent permitted by applicable law. Such injunction shall extend to any successors or assignees of the Debtors and their properties and interest in properties; provided, however, that nothing contained herein shall preclude such Persons from exercising their rights, or obtaining benefits, pursuant to and consistent with the terms of the Plan.

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(b)            By accepting Plan Distributions, each holder of an Allowed Claim or Interest will be deemed to have specifically consented to the injunctions set forth in this Section 12.6.

12.7.            Releases.

(a)            Releases by Debtors.

Pursuant to section 1123(b) of the Bankruptcy Code, and except as otherwise specifically provided in the Plan or the Confirmation Order, on and after the Effective Date, for good and valuable consideration, including their cooperation and contributions to the Chapter 11 Cases, the Released Parties shall be deemed released and discharged by the Debtors and their Estates from any and all Claims, obligations, debts, rights, suits, damages, Causes of Action, remedies, and liabilities whatsoever, whether known or unknown, foreseen or unforeseen, asserted or unasserted, existing, or hereinafter arising, in law, equity, or otherwise, whether for tort, fraud, contract, violations of federal or state laws, or otherwise, including Avoidance Actions, those Causes of Action based on veil piercing or alter-ego theories of liability, contribution, indemnification, joint liability, or otherwise that the Debtors, their Estates or their affiliates would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the holder of any Claim or Interest or other Entity or that any holder of a Claim or Interest or other Entity would have been legally entitled to assert derivatively for or on behalf of the Debtors, or their Estates, based on, relating to or in any manner arising from, in whole or in part, the Debtors, their Estates, the purchase, sale, or rescission of the purchase or sale of any security of the Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements between the Debtors and any Released Party, excluding any assumed Executory Contract or Unexpired Lease, the restructuring of Claims and Interests prior to or in the Chapter 11 Cases, the negotiation, formulation, or preparation of the Plan, the Disclosure Statement, the Restructuring Support Agreement, the Plan Supplement, the Exit Facility Agreement, the DIP Credit Agreement and other DIP Loan Documents, the Chapter 11 Cases, or, in each case, related agreements, instruments, or other documents, or upon any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date, other than claims or liabilities arising out of or relating to any act or omission of a Released Party that is determined in a Final Order to have constituted willful misconduct (including, without limitation, actual fraud) or gross negligence; provided, that if any Released Party directly or indirectly brings or asserts any Claim or Cause of Action that has been released or is contemplated to be released pursuant to the Plan in any way arising out of or related to any document or transaction that was in existence prior to the Effective Date against any other Released Party, and such Released Party does not abandon such Claim or Cause of Action upon request, then the release set forth in the Plan shall automatically and retroactively be null and void ab initio with respect to the Released Party bringing or asserting such Claim or Cause of Action unless the Releasing Party obtains a contrary order of the Bankruptcy Court on notice; provided, further that the immediately preceding proviso shall not apply to (i) any action by a Released Party in the Bankruptcy Court (or any other court determined to have competent jurisdiction), including any appeal therefrom, to prosecute the amount, priority, or secured status of any prepetition or ordinary course administrative Claim against the Debtors or (ii) any release or indemnification provided for in any settlement or granted under any other court order; provided that, in the case of (i) and (ii), the Debtors shall retain all defenses related to any such action. Notwithstanding anything contained herein to the contrary, the foregoing release shall not release any obligation of any party under the Plan or any document, instrument, or agreement executed to implement the Plan.

44

Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the releases described in the Plan, which includes by reference each of the related provisions and definitions contained in the Plan, and further, shall constitute its finding that each release described in the Plan is:  (i) in exchange for the good and valuable consideration provided by the Released Parties, a good faith settlement and compromise of such Claims; (ii) in the best interests of the Debtors and all holders of Interests and Claims; (iii) fair, equitable and reasonable; (iv) given and made after due notice and opportunity for hearing; and (v) a bar to the Debtors asserting any claim, Cause of Action or liability related thereto, of any kind whatsoever, against any of the Released Parties or their property.

(b)            Releases by Releasing Parties.

Except as otherwise specifically provided in the Plan or the Confirmation Order, on and after the Effective Date, for good and valuable consideration, including the obligations of the Debtors under the Plan, the Plan Consideration and other contracts, instruments, releases, agreements, or documents executed and delivered in connection with this Plan, each Releasing Party shall be deemed to have consented to the Plan and the restructuring embodied herein for all purposes, and shall be deemed to have conclusively, absolutely, unconditionally, irrevocably, and forever released and discharged the Released Parties from any and all Claims, Interests, obligations, debts, rights, suits, damages, Causes of Action, remedies, and liabilities whatsoever, whether known or unknown, foreseen or unforeseen, asserted or unasserted, existing or hereinafter arising, in law, equity, or otherwise, whether for tort, fraud, contract, violations of federal or state laws, or otherwise, including Avoidance Actions, those Causes of Action based on veil piercing or alter-ego theories of liability, contribution, indemnification, joint liability, or otherwise that such Releasing Party would have been legally entitled to assert (whether individually or collectively), based on, relating to or in any manner arising from, in whole or in part, the Debtors, the Estates, the liquidation, the Chapter 11 Cases, the purchase, sale, or rescission of the purchase or sale of any security of the Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements between the Debtors and any Releasing Party, excluding any assumed Executory Contract or Unexpired Lease, the restructuring of Claims and Interests prior to or in the Chapter 11 Cases, the negotiation, formulation, or preparation of the Plan, the Disclosure Statement, the Restructuring Support Agreement, the Plan Supplement, the DIP Credit Agreement and other DIP Loan Documents, the Exit Facility Agreement, the Existing Preferred Equity Interests, the Existing HIT Common Equity Interests, the New HIT Common Equity Interests, the New HITOP Interests, the Amended Constituent Documents, or, in each case, related agreements, instruments, or other documents, or upon any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date, other than claims or liabilities arising out of or relating to any act or omission of a Released Party that is determined in a Final Order to have constituted willful misconduct (including, without limitation, actual fraud) or gross negligence; provided that any holder of a Claim or Interest that objects to the releases contained in the Plan shall not receive the benefit of the releases set forth in the Plan (even if for any reason otherwise entitled). Notwithstanding anything contained herein to the contrary, the foregoing release shall not release any obligation of any party (i) under the Plan or any document, instrument, or agreement executed to implement the Plan, (ii) under any Executory Contract or Unexpired Lease assumed under the Plan, or (iii) under any contract or lease between a Non-Debtor Subsidiary and a Releasing Party.

45

Notwithstanding anything to the contrary in the Plan, Plan Supplement, or Confirmation Order, until a Claim arising prior to the Effective Date in Plan Classes 1, 2, and 3 (including cure claims related to the assumption of executory contracts and unexpired releases, and claims for damages related to the rejection of the same), or which is an Administrative Claim or Priority Tax Claim (collectively, the “Unimpaired Claims”) has been (x) paid in full in accordance with applicable law, or on terms agreed to between the holder of such Claim and the Debtors or Reorganized Debtors, or in accordance with the terms and conditions of the particular transaction giving rise to such Claim, or (y) otherwise satisfied or disposed of as determined by a court of competent jurisdiction, (a) the provisions of section 12.4 (Discharge of Claims and Termination of Interests), this section 12.7(b) (Releases by Releasing Parties) and section 12.6 (Injunction) of the Plan shall not apply or take effect with respect to such Claim, (b) such Claim shall not be deemed settled, satisfied, resolved, released, discharged, barred, or enjoined, (c) the property of each of the Debtors' Estates that vests in the applicable Reorganized Debtor pursuant to the Plan shall not be free and clear of such Claims, and (d) any Liens of holders of Unimpaired Claims shall not be deemed released.  Holders of Unimpaired Claims shall not be required to file a Proof of Claim with the Bankruptcy Court, except for claims for damages related to the rejection of executory contracts and unexpired releases (“Rejection Damages Claims”). Holders of Unimpaired Claims other than those holding Rejection Damages Claims shall not be subject to any claims resolution process in Bankruptcy Court in connection with their Claims, and shall retain all their rights under applicable non-bankruptcy law to pursue their Claims against the Debtors or Reorganized Debtors or other Entity in any forum with jurisdiction over the parties. The Debtors and Reorganized Debtors shall retain all defenses, counterclaims, rights to setoff, and rights to recoupment as to Unimpaired Claims.  If the Debtors or the Reorganized Debtors dispute any Unimpaired Claim, such dispute shall be determined, resolved or adjudicated in the manner as if the Chapter 11 Cases had not been commenced, except with respect to Rejection Damages Claims, which shall be determined, resolved, or adjudicated as set forth in Article X of the Plan.  Notwithstanding the foregoing, any holder of a Claim that is not a Rejection Damages Claim who files a Proof of Claim shall be subject to the Article X of the Plan unless and until such holder withdraws such Proof of Claim.

46

Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the releases described in the Plan, which includes by reference each of the related provisions and definitions contained in the Plan, and further, shall constitute its finding that each release described in the Plan is:  (i) in exchange for the good and valuable consideration provided by the Released Parties, a good faith settlement and compromise of such Claims; (ii) in the best interests of the Debtors and all holders of Interests and Claims; (iii) fair, equitable, and reasonable; and (iv) given and made after due notice and opportunity for hearing.

(c)            Exculpation.

On the Effective Date, except as otherwise provided in the Plan or the Confirmation Order, for good and valuable consideration, to the maximum extent permissible under applicable law, none of the Exculpated Parties shall have or incur any liability to any holder of any Claim or Interest or any other Person for any act or omission in connection with, or arising out of the Debtors’ restructuring, including the negotiation, implementation and execution of the Plan, this Disclosure Statement, the Restructuring Support Agreement, the Plan Supplement, the Chapter 11 Cases, the solicitation of votes for and the pursuit of confirmation of this Plan, the consummation of this Plan, the administration of this Plan, or the property to be distributed under this Plan, including all documents ancillary thereto, all decisions, actions, inactions, and alleged negligence or misconduct relating thereto and all activities leading to the promulgation and confirmation of this Plan except for gross negligence or willful misconduct, each as determined by a Final Order of the Bankruptcy Court. For purposes of the foregoing, it is expressly understood that any act or omission effected with the approval of the Bankruptcy Court conclusively will be deemed not to constitute gross negligence or willful misconduct unless the approval of the Bankruptcy Court was obtained by fraud or misrepresentation, and in all respects, the applicable Persons shall be entitled to rely on the advice of counsel with respect to their duties and responsibilities under, or in connection with, the Chapter 11 Cases, the Plan, and administration thereof. The Exculpated Parties have, and upon confirmation of the Plan shall be deemed to have, participated in good faith and in compliance with the applicable provisions of the Bankruptcy Code with regard to the distributions of the securities pursuant to the Plan and, therefore, are not, and on account of such distributions shall not be, liable at any time for the violation of any applicable law, rule or regulation governing the solicitation of acceptances or rejections of the Plan or such distributions made pursuant to the Plan.

(d)            Retention of Causes of Action/Reservation of Rights.

Except as expressly provided in the Plan or in the Confirmation Order, nothing contained in the Plan or the Confirmation Order shall be deemed to be a waiver or relinquishment of any rights or Causes of Action that the Debtors or the Estates may have, or that the Debtors may choose to assert on behalf of their Estates, under any provision of the Bankruptcy Code or any applicable non-bankruptcy law, including, without limitation, (i) any and all Causes of Action or claims against any Person or Entity, to the extent such Person or Entity asserts a crossclaim, counterclaim, and/or claim for setoff that seeks affirmative relief against the Debtors, their officers, directors or representatives or (ii) the turnover of any property of the Estates to the Debtors.

Except as expressly provided in the Plan or in the Confirmation Order, nothing contained in the Plan or the Confirmation Order shall be deemed to be a waiver or relinquishment of any rights or Causes of Action that the Debtors had immediately prior to the Petition Date or the Effective Date against or regarding any Claim left Unimpaired by the Plan. The Debtors shall have, retain, reserve and be entitled to commence, assert and pursue all such rights and Causes of Action as fully as if the Chapter 11 Cases had not been commenced, and all of the Debtors’ legal and equitable rights respecting any Claim left Unimpaired by the Plan may be asserted after the Confirmation Date to the same extent as if the Chapter 11 Cases had not been commenced.

Except as expressly provided in the Plan or in the Confirmation Order, nothing contained in the Plan or the Confirmation Order shall be deemed to release any post-Effective Date obligations of any party under the Plan, or any document, instrument or agreement (including those set forth in the Plan Supplement) executed to implement the Plan.

(e)            Solicitation of Plan.

As of and subject to the occurrence of the Confirmation Date: (a) the Debtors shall be deemed to have solicited acceptances of the Plan in good faith and in compliance with the applicable provisions of the Bankruptcy Code, including, without limitation, sections 1125(a), (e), and (g) of the Bankruptcy Code, and any applicable non-bankruptcy law, rule, or regulation governing the adequacy of disclosure in connection with such solicitation, and (b) the Debtors and their respective directors, officers, employees, affiliates, agents, financial advisors, investment bankers, professionals, accountants, and attorneys shall be deemed to have participated in good faith and in compliance with the applicable provisions of the Bankruptcy Code in the offer and issuance of any securities under the Plan, and therefore are not, and on account of such offer, issuance, and solicitation will not be, liable at any time for any violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or the offer and issuance of any securities under the Plan.

Notwithstanding anything herein to the contrary, as of the Effective Date, pursuant to section 1125(e) and (g) of the Bankruptcy Code, the Plan Sponsor, DIP Lender, and DIP Agent and each of their respective affiliates, agents, representatives, members, principals, equity holders (regardless of whether such interests are held directly or indirectly), officers, directors, managers, employees, advisors and attorneys shall be deemed to have solicited acceptance of the Plan in good faith and in compliance with the applicable provisions of the Bankruptcy Code and applicable non-bankruptcy law, and to have participated in good faith and in compliance with the applicable provisions of the Bankruptcy Code and applicable non-bankruptcy law, in the offer, issuance, sale, or purchase of a security offered or sold under the Plan of a Reorganized Debtor, and shall not be liable to any Person on account of such solicitation or participation.

(f)            Reimbursement or Contribution.

If the Bankruptcy Court disallows a Claim for reimbursement or contribution of an Entity pursuant to section 502(e)(1)(B) of the Bankruptcy Code, then to the extent that such Claim is contingent as of the Effective Date, such Claim shall be forever disallowed notwithstanding section 502(j) of the Bankruptcy Code, unless prior to the Effective Date (a) such Claim has been adjudicated as noncontingent or (b) the relevant holder of a Claim has filed a noncontingent Proof of Claim on account of such Claim and a Final Order has been entered determining such Claim as no longer contingent.

(g)           Recoupment.

In no event shall any holder of a Claim be entitled to recoup such Claim against any Claim, right, or Cause of Action of the Debtors or the Reorganized Debtors, as applicable, unless such holder actually has performed such recoupment and provided notice thereof in writing to the Debtors on or before the Confirmation Date, notwithstanding any indication in any Proof of Claim or otherwise that such holder asserts, has, or intends to preserve any right of recoupment.

(h)           Subordination Rights.

Any Plan Distributions to holders of Claims or Interests shall be received and retained free from any obligations to hold or transfer the same to any other holder and shall not be subject to levy, garnishment, attachment, or other legal process by any holder by reason of claimed contractual subordination rights. On the Effective Date, any such subordination rights shall be deemed waived, and the Confirmation Order shall constitute an injunction enjoining any Entity from enforcing or attempting to enforce any contractual, legal, or equitable subordination rights to property distributed under the Plan, in each case other than as provided in the Plan; provided that any such subordination rights shall be preserved in the event the Confirmation Order is vacated, the Effective Date does not occur in accordance with the terms hereunder or the Plan is revoked or withdrawn.

12.8.               Ipso Facto and Similar Provisions Ineffective.

Any term of any policy, contract or other obligation applicable to a Debtor shall be void and of no further force or effect with respect to any Debtor to the extent such policy, contract, or other obligation is conditioned on, creates an obligation of any Debtor as a result of, or gives rise to a right of any Person based on any of the following: (a) the insolvency or financial condition of a Debtor; (b) the commencement of the Chapter 11 Cases; (c) the confirmation or consummation of this Plan, including any change of control that shall occur as a result of such consummation; or (d) the Restructuring Transactions.

12.9.               No Successor Liability.

The Plan Sponsor (a) is not, and shall not be deemed to assume, agree to perform, pay or otherwise have any responsibilities for any liabilities or obligations of the Debtors or any other Person relating to or arising out of the operations or the assets of the Debtors on or prior to the Effective Date, (b) is not, and shall not be, a successor to the Debtors by reason of any theory of law or equity or responsible for the knowledge or conduct of any Debtor prior to the Effective Date and (c) shall not have any successor or transferee liability of any kind or character.

ARTICLE XIII.

RETENTION OF JURISDICTION

13.1.               Retention of Jurisdiction

(a)            Pursuant to sections 105 and 1142 of the Bankruptcy Code and notwithstanding entry of the Confirmation Order and the occurrence of the Effective Date, on and after the Effective Date, the Bankruptcy Court shall retain jurisdiction, to the fullest extent permissible under law, over all matters arising in, arising under, or related to the Chapter 11 Cases for, among other things, the following purposes:

(i)	To hear and determine all matters relating to the assumption or rejection of Executory Contracts or Unexpired Leases, including whether a contract or lease is or was executory or expired;

(ii)	To hear and determine any motion, adversary proceeding, application, contested matter, and other litigated matter pending on or commenced after the Confirmation Date;

(iii)	To hear and resolve any disputes arising from or relating to (i) any orders of the Bankruptcy Court granting relief under Bankruptcy Rule 2004, or (ii) any protective orders entered by the Bankruptcy Court in connection with the foregoing;

(iv)	To ensure that Plan Distributions are accomplished as provided herein;

(v)	To consider Claims or the allowance, classification, priority, compromise, estimation, or payment of any Claim, including any Administrative Expense Claim;

(vi)	To enter, implement, or enforce such orders as may be appropriate in the event the Confirmation Order is for any reason stayed, reversed, revoked, modified or vacated;

(vii)	To issue and enforce injunctions, enter and implement other orders, and take such other actions as may be necessary or appropriate to restrain interference by any Person with the consummation, implementation, or enforcement of this Plan, the Confirmation Order, or any other order of the Bankruptcy Court (including, without limitation, with respect to releases, exculpations and indemnifications);

(viii)	To hear and determine any application to modify this Plan in accordance with section 1127 of the Bankruptcy Code, to remedy any defect or omission or reconcile any inconsistency in this Plan, the Disclosure Statement, or any order of the Bankruptcy Court, including the Confirmation Order, in such a manner as may be necessary to carry out the purposes and effects thereof;

(ix)	To hear and determine all matters relating to the allowance, disallowance, liquidation, classification, priority, or estimation of any Claim;

(x)	To resolve disputes concerning any reserves with respect to Disputed Claims or the administration thereof;

(xi)	To hear and determine disputes arising in connection with or related to the interpretation, implementation, or enforcement of this Plan, the Confirmation Order, the Disclosure Statement, any transactions or payments contemplated hereby, or any agreement, instrument, or other document governing or relating to any of the foregoing (including without limitation the Plan Supplement and the Plan Documents); provided that the Bankruptcy Court shall not retain jurisdiction over disputes concerning documents contained in the Plan Supplement that have a jurisdictional, forum selection or dispute resolution clause that refers disputes to a different court and any disputes concerning documents contained in the Plan Supplement shall be governed in accordance with the provisions of such documents;

(xii)	To take any action and issue such orders, including any such action or orders as may be necessary after occurrence of the Effective Date and/or consummation of the Plan, as may be necessary to construe, enforce, implement, execute, and consummate this Plan, including any release or injunction provisions set forth herein, or to maintain the integrity of this Plan following consummation;

(xiii)	To determine such other matters and for such other purposes as may be provided in the Confirmation Order;

(xiv)	To hear and determine matters concerning state, local and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code;

(xv)	To hear and determine any other matters related hereto and not inconsistent with the Bankruptcy Code and title 28 of the United States Code;

(xvi)	To resolve any disputes concerning whether a Person had sufficient notice of the Chapter 11 Cases, the Combined Hearing, the deadline by which to file Administrative Expense Claims, or the deadline for responding or objecting to a cure amount owed pursuant to Bankruptcy Code section 365(b), for the purpose of determining whether a Claim or Interest is discharged hereunder, or for any other purpose;

(xvii)	To recover all assets of the Debtors and property of the Estates, wherever located;

(xviii)	To hear and determine any rights, claims or Causes of Action held by or accruing to the Debtors pursuant to the Bankruptcy Code or pursuant to any federal or state statute or legal theory; and

(xix)	To enter a final decree closing the Chapter 11 Cases.

(b)           If the Bankruptcy Court abstains from exercising, or declines to exercise, jurisdiction or is otherwise without jurisdiction over any matter arising in, arising under, or related to the Chapter 11 Cases, the provisions of Section 13.1 of the Plan shall have no effect on and shall not control, limit, or prohibit the exercise of jurisdiction by any other court having competent jurisdiction with respect to such matter.

13.2.               Courts of Competent Jurisdiction

If the Bankruptcy Court abstains from exercising, or declines to exercise, jurisdiction or is otherwise without jurisdiction over any matter arising out of the Plan, such abstention, refusal, or failure of jurisdiction shall have no effect upon and shall not control, prohibit, or limit the exercise of jurisdiction by any other court having competent jurisdiction with respect to such matter.

ARTICLE XIV.

MISCELLANEOUS PROVISIONS

14.1.                Payment of Statutory Fees.

On the Effective Date and thereafter as may be required, the Reorganized Debtors shall pay all fees incurred pursuant to section 1930 of chapter 123 of title 28 of the United States Code, together with interest, if any, pursuant to § 3717 of title 31 of the United States Code for each Debtor’s case, or until such time as a final decree is entered closing a particular Debtor’s case, a Final Order converting such Debtor’s case to a case under chapter 7 of the Bankruptcy Code is entered, or a Final Order dismissing such Debtor’s case is entered.

14.2.               Substantial Consummation of the Plan.

On the Effective Date, the Plan shall be deemed to be substantially consummated under sections 1101 and 1127(b) of the Bankruptcy Code.

14.3.                Expedited Determination of Taxes.

The Reorganized Debtors shall have the right to request an expedited determination under section 505(b) of the Bankruptcy Code with respect to tax returns filed, or to be filed, for any and all taxable periods of the Debtors through the Effective Date.

14.4.               Exemption from Certain Transfer Taxes.

Pursuant to, and to the fullest extent permitted by, section 1146 of the Bankruptcy Code, any transfers of property pursuant to, in contemplation of, or in connection with, the Plan, including, without limitation, the Confirmation Order, including (a) the Restructuring Transactions, (b) the issuance of the Plan Consideration, (c) the issuance, transfer or exchange of any securities or instruments, (d) the creation, filing or recording of any Lien, mortgage, deed of trust, or other security interest, (e) the making, assignment, filing or recording of any lease or sublease or the making or delivery of any deed, bill of sale, or other instrument of transfer under, pursuant to, in furtherance of, or in connection with the Plan, including, without limitation, any deeds, bills of sale, or assignments executed in connection with any of the transactions contemplated under the Plan or the reinvesting, transfer, or sale of any real or personal property of the Debtors pursuant to, in implementation of or as contemplated in the Plan (whether to one or more of the Reorganized Debtors or otherwise), (f) the grant of Collateral under the Exit Facility, and (g) the issuance, renewal, modification, or securing of indebtedness shall constitute a “transfer under a plan” within the purview of section 1146 of the Bankruptcy Code and shall not be subject to or taxed under any law imposing any document recording tax, stamp tax, conveyance fee, or other similar tax, mortgage tax, real estate transfer tax, mortgage recording tax, Uniform Commercial Code filing, or recording fee, regulatory filing or recording fee, sales tax, use tax, or other similar tax or governmental assessment. Upon entry of the Confirmation Order, the appropriate state or local government officials or agents shall forgo the collection of any such tax or governmental assessment, and consistent with the foregoing, each recorder of deeds or similar official for any county, city, or Governmental Unit in which any instrument hereunder is to be recorded shall, pursuant to the Confirmation Order, be ordered and directed to accept such instrument without requiring the payment of any filing fees, documentary stamp tax, deed stamps, stamp tax, transfer tax, intangible tax, or similar tax.

14.5.                Amendments.

(a)            Plan Modifications. (i) The Debtors reserve the right, in accordance with the Bankruptcy Code and the Bankruptcy Rules, and upon the written consent of the Plan Sponsor, to amend, modify, or supplement the Plan prior to the entry of the Confirmation Order, including amendments or modifications to satisfy section 1129(b) of the Bankruptcy Code and (ii) after entry of the Confirmation Order, the Debtors may, upon order of the Bankruptcy Court, amend, modify, or supplement the Plan in the manner provided for by section 1127 of the Bankruptcy Code or as otherwise permitted by law, in each case without additional disclosure pursuant to section 1125 of the Bankruptcy Code, except as the Bankruptcy Code may otherwise direct.

(b)            Other Amendments. After the Confirmation Date, so long as such action does not materially adversely affect the treatment of holders of Claims or Interests hereunder, and upon the written consent of the Plan Sponsor, the Debtors may remedy any defect or omission or reconcile any inconsistencies in the Plan or the Confirmation Order with respect to such matters as may be necessary to carry out the purposes and effects of the Plan, and any holder of a Claim or Interest that has accepted the Plan shall be deemed to have accepted the Plan as amended, modified, or supplemented. Before the Effective Date, the Debtors may make appropriate technical adjustments and modifications to the Plan and the documents contained in the Plan Supplement without further order or approval of the Bankruptcy Court; provided, that such technical adjustments and modifications do not adversely affect in a material way the treatment of holders of Claims or Interests and which shall be consistent with, and subject to the approvals and consents as set forth in, the RSA.

14.6.                Effectuating Documents and Further Transactions.

(a)            Each of the officers of the Reorganized Debtors is authorized, in accordance with his or her authority under the resolutions of the applicable owners, board of directors, and general partners, to execute, deliver, file, or record such contracts, instruments, releases, indentures, and other agreements or documents and take such actions as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan.

(b)            On or before the Effective Date, the Debtors may file with the Bankruptcy Court such agreements and other documents as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan. The Debtors or the Reorganized Debtors, as applicable, and all holders of Interests and Claims receiving Plan Distributions pursuant to the Plan and all other parties in interest shall, from time to time, prepare, execute, and deliver any agreements or documents and take any other actions as may be necessary or advisable to effectuate the provisions and intent of the Plan.

14.7.               Revocation or Withdrawal of Plan.

The Debtors reserve the right, subject to the prior written consent of the Plan Sponsor, to revoke or withdraw the Plan prior to the Effective Date as to any or all of the Debtors. If, with respect to a Debtor, the Plan has been revoked or withdrawn prior to the Effective Date, or if confirmation or the occurrence of the Effective Date as to such Debtor does not occur on the Effective Date, then, with respect to such Debtor: (a) the Plan shall be null and void in all respects; (b) any settlement or compromise embodied in the Plan (including the fixing of or limiting of an amount of any Claim or Interest or Class of Claims or Interests), assumption of Executory Contracts or Unexpired Leases affected by the Plan, and any document or agreement executed pursuant to the Plan shall be deemed null and void; and (c) nothing contained in the Plan shall (i) constitute a waiver or release of any Claim by or against, or any Interest in, such Debtor or any other Entity, (ii) prejudice in any manner the rights of such Debtor or any other Entity, or (iii) constitute an admission of any sort by any Debtor or the Plan Sponsor, or any other Entity.

14.8.               Severability of Plan Provisions.

If, before the entry of the Confirmation Order, any term or provision of the Plan is held by the Bankruptcy Court to be invalid, void, or unenforceable, the Bankruptcy Court, in each case at the election and the request of the Debtors, shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision shall then be applicable as altered or interpreted. Notwithstanding any such holding, alteration, or interpretation, the remainder of the terms and provisions of the Plan shall remain in full force and effect and shall in no way be affected, impaired or invalidated by such holding, alteration, or interpretation; provided, however, that any such holding, alteration, or interpretation shall not affect the approvals and consents as set forth in the RSA. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is (a) valid and enforceable pursuant to its terms, (b) integral to the Plan and may not be deleted or modified without the consent of the Debtors or the Reorganized Debtors (as the case may be), and (c) nonseverable and mutually dependent.

14.9.               Governing Law.

Except to the extent that the Bankruptcy Code or other U.S. federal law is applicable, or to the extent an exhibit or schedule hereto, or a schedule in the Plan Supplement provides otherwise, the rights, duties, and obligations arising under the Plan shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without giving effect to the principles of conflict of laws thereof; provided that corporate, limited partnership, or entity governance matters relating to a Debtor or a Reorganized Debtor shall be governed by the laws of the state of incorporation or organization of the Debtors or the Reorganized Debtors.

14.10.             Time.

In computing any period of time prescribed or allowed by the Plan, unless otherwise set forth herein or determined by the Bankruptcy Court, the provisions of Bankruptcy Rule 9006 shall apply.

14.11.             Dates of Actions to Implement the Plan.

In the event that any payment or act under the Plan is required to be made or performed on a date that is not on a Business Day, then the making of such payment or the performance of such act may be completed on the next succeeding Business Day, but shall be deemed to have been completed as of the required date.

14.12.             Immediate Binding Effect.

Notwithstanding Bankruptcy Rules 3020(e), 6004(h), 7062, or otherwise, upon the occurrence of the Effective Date, the terms of the Plan and the Plan Supplement shall be immediately effective and enforceable and deemed binding upon and inure to the benefit of the Debtors, the holders of Claims and Interests, the Released Parties, and each of their respective successors and assigns, including, without limitation, the Reorganized Debtors.

14.13.             Deemed Acts.

Subject to and conditioned on the occurrence of the Effective Date, whenever an act or event is expressed under the Plan to have been deemed done or to have occurred, it shall be deemed to have been done or to have occurred without any further act by any party, by virtue of the Plan and the Confirmation Order.

14.14.             Successor and Assigns.

The rights, benefits, and obligations of any Entity named or referred to in the Plan shall be binding on, and shall inure to the benefit of, any heir, executor, administrator, successor, or permitted assign, if any, of each such Entity.

14.15.             Entire Agreement.

On the Effective Date, the Plan, the Plan Supplement, and the Confirmation Order shall supersede all previous and contemporaneous negotiations, promises, covenants, agreements, understandings, and representations on such subjects, all of which have become merged and integrated into the Plan.

14.16.             Exhibits to Plan.

All exhibits, schedules, supplements, and appendices to the Plan (including the Plan Supplement) are incorporated into and are a part of the Plan as if set forth in full therein.

14.17.             Reservation of Rights.

The Plan shall have no force or effect unless the Bankruptcy Court shall enter the Confirmation Order. None of the filing of the Plan, any statement or provision contained in the Plan, or the taking of any action by any Debtor with respect to the Plan, the Disclosure Statement, or the Plan Supplement shall be or shall be deemed to be an admission or waiver of any rights of any Debtor with respect to the holders of Claims or Interests prior to the Effective Date.

14.18.             Plan Supplement.

After any of such documents included in the Plan Supplement are filed, copies of such documents shall be made available upon written request to the Debtors’ counsel at the address above or by downloading such exhibits and documents from the Claims and Noticing Agent’s website at http://dm.epiq11.com/HospitalityInvestorsTrust or the Bankruptcy Court’s website at https://www.pacer.gov/.

14.19.             Waiver or Estoppel.

Each holder of a Claim or an Interest shall be deemed to have waived any right to assert any argument, including the right to argue that its Claim or Interest should be Allowed in a certain amount, in a certain priority, secured or not subordinated by virtue of an agreement made with the Debtors or their counsel, or any other Entity, if such agreement was not disclosed in the Plan, the Disclosure Statement, or papers filed with the Bankruptcy Court prior to the Confirmation Date.

14.20.             Notices

To be effective, all notices, requests, and demands to or upon the Debtors shall be in writing (including by electronic mail or facsimile transmission) and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when actually delivered or, in the case of notice by electronic mail transmission, when received and telephonically confirmed, addressed as follows:

1.	The Debtors at:

Hospitality Investors Trust, Inc. Park Avenue Tower, 65 East 55th Street, Suite 801 New York, NY 10022 Attn: HIT Chapter 11 Notices Email: casenotices@hitreit.com

2.	Office of the U.S. Trustee at:

Office of the United States Trustee for the District of Delaware 844 King Street, Suite 2207, Lockbox 35 Wilmington, DE 19801 Attn: Joseph J. McMahon, Jr. (joseph.mcmahon@usdoj.gov)

3.	Counsel to the Debtors at:

Proskauer Rose LLP

70 West Madison

Suite 3800

Chicago, IL 60602

Attn: Jeff J. Marwil (jmarwil@proskauer.com), Paul V. Possinger (ppossinger@proskauer.com), and Jordan E. Sazant (jsazant@proskauer.com)

- and -

Proskauer Rose LLP

Eleven Times Square

New York, NY 10036

Attn: Joshua A. Esses (jesses@proskauer.com)

- and -

Potter Anderson & Corroon LLP

1313 North Market Street

Wilmington, DE 19801

Telephone: (302) 984-6000

Attn: Jeremy W. Ryan (jryan@potteranderson.com)

4.	The Plan Sponsor at:

Brookfield Strategic Real Estate Partners II Hospitality REIT II LLC 250 Vesey Street, 11th Floor New York, NY 10004 Attn: BPG Transactions Legal (realestatenotices@brookfield.com)

5.	Counsel to the Plan Sponsor at:

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York, NY 10006

Attn: Sean A. O’Neal (soneal@cgsh.com)

- and -

Young Conaway Stargatt & Taylor, LLP

Rodney Square, 1000 King Street

Wilmington, DE 19801

Attn:       Pauline K. Morgan

Email:     pmorgan@ycst.com

After the occurrence of the Effective Date, the Reorganized Debtors have authority to send a notice to Entities stating that in order to continue to receive documents pursuant to Bankruptcy Rule 2002, such Entities must file a renewed request to receive documents pursuant to Bankruptcy Rule 2002. After the occurrence of the Effective Date, the Reorganized Debtors are authorized to limit the list of Entities receiving documents pursuant to Bankruptcy Rule 2002 to those Entities that have filed such renewed requests.

ARTICLE XV.

CONCLUSION AND RECOMMENDATION

The Debtors believe the Plan is in the best interests of all stakeholders and urge the holders of Interests in the Voting Class to vote in favor thereof.

Dated: June 14, 2021

Respectfully submitted,
Hospitality Investors Trust, Inc. and
Hospitality Investors Trust Operating Partnership, L.P.

	By:	/s/ Bruce A. Riggins
	Name:	Bruce A. Riggins
	Title:	Chief Financial Officer, Hospitality Investors Trust, Inc.

Exhibit A

Contingent Value Rights Agreement